Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

POLYONE CORPORATION

and

MEXICHEM SPECIALTY RESINS INC.

dated as of

March 25, 2013

-i-

(Continued)

-ii-

(Continued)

-iii-

(Continued)

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TABLE OF EXHIBITS AND SCHEDULES

Exhibits

Form of Assumption Agreement

Form of Transition Services Agreement

Form of Bill of Sale

Form of Geon Trademark License Agreement

Form of Assignment of Assigned Contracts

Form of Specialty Resin Supply Agreement

Form of Plant Services Agreement

Form of Limited Warranty Deed

Consent Decree

Purchaser Consents

Sections of Disclosure Schedule

Section 1.01	Excluded Assets
Section 2.04	Consents
Section 2.05	Financial Statements
Section 2.08	Litigation
Section 2.09	Compliance with Law; Permits
Section 2.10(a)	Employee Plans, ERISA
Section 2.10(b)	Employees
Section 2.12	Owned Real Property
Section 2.13(a)	Registered Purchased Intellectual Property
Section 2.13(c)	Intellectual Property Licenses
Section 2.13(d)	Intellectual Property Proceedings
Section 2.14(a)	Material Contracts
Section 2.15	Environmental Matters
Section 2.19	Sufficiency of Assets
Section 2.22	Customers and Suppliers
Section 2.23	Warranties
Section 2.25	Affiliate Transactions
Section 2.26	Insurance Claims
Section 4.01	Conduct of the Business
Section 12.01	Knowledge
Section 12.01(a)	Permitted Liens
Section 12.01(b)	Purchased IT Assets

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 25, 2013, is by and between Mexichem Specialty Resins Inc., a Delaware corporation (“Purchaser”), and PolyOne Corporation, an Ohio corporation (“Seller”).

RECITALS

WHEREAS, Seller is engaged in the Business; and

WHEREAS, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser, upon the terms and subject to the conditions hereinafter set forth, the property and assets used in or necessary for the operation of the Business (other than Excluded Assets).

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the parties hereto hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE

Section 1.01. Purchased Assets; Excluded Assets. Upon the terms and subject to the conditions of this Agreement, Purchaser shall purchase from Seller, and Seller shall sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Purchaser, at the Closing, the Purchased Assets and all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of any and all Liens, other than Permitted Liens. Purchaser shall not purchase or acquire or otherwise obtain any right, title or interest in any Excluded Asset, except for the right to use certain Excluded Assets, solely to the extent provided under, and in accordance with, the Transaction Agreements.

Section 1.02. Assumed Liabilities; Retained Liabilities. Effective from and after the Closing, Purchaser shall assume, and shall thereafter pay, perform and observe fully and timely, the Assumed Liabilities. Notwithstanding anything contained herein to the contrary, Purchaser shall not assume, or cause to be assumed, or be deemed to have assumed or cause to have assumed, or be liable or responsible for any of the Retained Liabilities.

Section 1.03. Assignment of Contracts and Rights. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Assigned Contract or any claim, right or any benefit arising thereunder or resulting therefrom if and for so long as such assignment, without the approval, consent or waiver of a third party thereto, would constitute a breach or other contravention of such Assigned Contract or in any way adversely affect the rights of Seller thereunder so that Purchaser would not in fact receive all such rights. If such approval, consent or waiver is not obtained, or if an attempted assignment thereof would be ineffective under the terms of such Assigned Contract or would adversely affect the rights of Seller thereunder so that Purchaser would not in fact receive all such rights, Purchaser and Seller will cooperate, in a mutually agreeable lawful arrangement designed to provide to Purchaser the economic claims, rights and benefits and liabilities of use of such Assigned Contract, and Seller shall continue to perform such Contract or comply with the terms thereof upon the direction of, and with all necessary help from, Purchaser; provided, that Purchaser shall bear any incremental economic burden resulting from implementation of any such alternative arrangement pursuant to this Section 1.03. To the extent, and only to the extent, Purchaser is able to receive the economic claims, rights and benefits under any Assigned Contract, Purchaser shall be responsible for the Assumed Liabilities, if any, arising under such Assigned Contract. Following the Closing, the parties hereto shall have a continuing obligation to cooperate with each other and to obtain promptly all such approvals, consents or waivers; provided, that neither Seller nor any of its Affiliates shall be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain such approvals, consents, or waivers. Upon obtaining the requisite approval, consent or waiver, Seller shall promptly convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, such Assigned Contract, claim, right or benefit to Purchaser hereunder.

Section 1.04. Purchase Price. At the Closing, in consideration for the transfer by Seller to Purchaser of the Purchased Assets, Purchaser shall pay to Seller an aggregate purchase price of $250,000,000 in cash (the “Purchase Price”), by wire transfer of immediately available funds to an account or accounts designated by Seller to Purchaser. The Purchase Price shall be subject to adjustment as provided in Section 1.06 and Section 1.07.

Section 1.05. Closing and Closing Deliveries.

(a) Closing. The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder (the “Closing”) shall take place at 10 a.m., New York City time, at the offices of Jones Day, 901 Lakeside Avenue, Cleveland, Ohio, as soon as practicable, but in no event later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article 9 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other date or place as Purchaser and Seller may agree (the date on which the Closing occurs, the “Closing Date”). Legal title, equitable title and risk of loss with respect to the Purchased Assets will transfer to Purchaser at the Closing, which transfer will be deemed effective for Tax, accounting and other computational purposes (but only for such purposes) as of 12:01 a.m. (Cleveland Time) on the Closing Date.

(b) Deliveries by Purchaser at the Closing. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller the following:

(i) the Purchase Price payable to Seller as set forth in Section 1.04;

(ii) the certificate to be delivered by Purchaser pursuant to Section 9.03(a)(iii);

(iii) the certificate of incorporation (or equivalent organizational document) of Purchaser, certified as of a recent date by the Secretary of State of Delaware;

(iv) a certificate of the Secretary of State of Delaware as to the good standing as of a recent date of Purchaser in such jurisdiction;

(v) a certificate of an officer of Purchaser, given by such officer on behalf of Purchaser and not in such officer’s individual capacity, certifying as to the bylaws (or equivalent governing document) of Purchaser and as to resolutions of the board of directors (or equivalent governing body) of Purchaser authorizing this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby;

(vi) an assumption agreement substantially in the form of Exhibit A, pursuant to which Purchaser will assume the Assumed Liabilities that are not assumed pursuant to any other Transaction Agreement (the “Assumption Agreement”), duly executed by Purchaser in favor of Seller;

(vii) a transition services agreement, substantially in the form of Exhibit B (the “Transition Services Agreement”), duly executed by Purchaser;

(viii) a general assignment and bill of sale in substantially the form of Exhibit C, pursuant to which Seller will convey the Purchased Assets to Purchaser that are not conveyed pursuant to any other Transaction Agreement (the “Bill of Sale”), duly executed by Purchaser;

(ix) a license agreement, substantially in the form of Exhibit D, pursuant to which Seller will license to Purchaser the rights to the Geon Trademark for a limited time following the Closing (the “Geon Trademark License Agreement”), duly executed by Purchaser;

(x) an assignment of contracts substantially in the form of Exhibit E, pursuant to which Seller will assign to Purchaser the Assigned Contracts (the “Assignment of Assigned Contracts”), duly executed by Purchaser;

(xi) a specialty resin supply agreement in the form of Exhibit F, pursuant to which Purchaser will supply specialty resins for Seller’s business operations (the “Specialty Resin Supply Agreement”), duly executed by Purchaser; and

(xii) a plant services agreement substantially in the form of Exhibit G, (the “Plant Services Agreement”) duly executed by Purchaser.

(c) Deliveries by Seller at the Closing. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

(i) the certificate to be delivered by Seller pursuant to Section 9.02(a)(iii);

(ii) the articles of incorporation of Seller, certified as of a recent date by the Secretary of State of the State of Ohio;

(iii) a certificate of the Secretary of State of the State of Ohio as to the good standing as of a recent date of Seller in the State of Ohio;

(iv) a certificate of an officer of Seller, given by such officer on behalf of Seller and not in such officer’s individual capacity, certifying as to the resolutions of the board of directors of Seller authorizing this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby;

(v) the Assumption Agreement, duly executed and acknowledged by Seller;

(vi) the Transition Services Agreement, duly executed by Seller;

(vii) limited or special warranty deeds or, if such are not customary in the jurisdiction where the Owned Real Property is located, then deeds customarily delivered in the applicable jurisdiction in connection with asset transactions similar to the transaction contemplated herein, and generally in the form of Exhibit H, conveying the Owned Real Property to Purchaser (collectively, the “Limited Warranty Deeds”), duly executed by Seller;

(viii) the Bill of Sale, duly executed by Seller in favor of Purchaser;

(ix) the Geon Trademark License Agreement, duly executed by Seller in favor of Purchaser;

(x) the Assignment of Assigned Contracts, duly executed by Seller in favor of Purchaser;

(xi) the Specialty Resin Supply Agreement, duly executed by Seller;

(xii) the Plant Services Agreement, duly executed by Seller; and

(xiii) a non-foreign person certificate issued by Seller dated as of the Closing Date (satisfying the requirements of section 1445 of the Code).

Section 1.06. Prorations.

(a) On the Closing Date, all utility charges and other similar periodic obligations (other than Taxes, which shall be allocated as provided in Section 7.03), related to the Owned Real Property transferred at the Closing shall be prorated as of the Closing. Whenever possible, such prorations shall be based on actual, current payments by Seller, and to the extent such actual amounts are not available, such prorations shall be estimated as of the Closing based on actual amounts for the most recent comparable billing period. When the actual amounts become known, such prorations shall be recalculated by Purchaser and Seller, and Purchaser or Seller, as the case may be, promptly (but not later than ten (10) Business Days after notice of payment due) shall make any additional payment or refund so that the correct prorated amount is paid by each of Purchaser and Seller.

(b) Purchaser and Seller shall cooperate in good faith to resolve any dispute with respect to prorations. In the event Purchaser and Seller are unable to resolve such dispute within fifteen (15) days after the date such dispute arose, Purchaser and Seller jointly shall engage the firm of Deloitte & Touche LLP (the “Accounting Firm”) to resolve such dispute. As promptly as practicable, but in no event more than fifteen (15) days thereafter, Purchaser and Seller shall each prepare and submit a presentation detailing each party’s complete statement of proposed resolution of the dispute to the Accounting Firm. As promptly as practicable, but in no event more than fifteen (15) days thereafter, Purchaser and Seller shall cause the Accounting Firm to choose one of the parties’ positions based solely upon the presentations by Purchaser and Seller. The parties shall share the expenses of the Accounting Firm equally. All determinations made by the Accounting Firm will be final, conclusive and binding on the parties and may be enforced by a court of competent venue and jurisdiction. When the determination of the Accounting Firm becomes final, Purchaser or Seller, as applicable, shall promptly pay (but no later than ten (10) Business Days after such determination is made) the determined amount to the other party.

(c) In the event that any amount due to Seller or Purchaser under this Section 1.06 is not paid within the time period set forth for payment above, the payor thereof shall pay interest on such amount due at a rate of twelve percent (12%) per annum, which shall accrue from the due date for such payment to the date of actual payment, based on a 360-day year.

Section 1.07. Working Capital Adjustment.

(a) Final Working Capital Statement. Within sixty (60) days after the Closing Date, each of Purchaser and Seller shall cause to be prepared and delivered to the other party a working capital statement (each a “Final Working Capital Statement”), setting forth the Net Working Capital as of the Closing Date (the “Final Working Capital”). Each Final Working Capital Statement shall be prepared in accordance with the same accounting principles, practices, methodologies and policies used in the preparation of the Target Working Capital Statement.

(b) Dispute; Final Determination. Within thirty (30) days following receipt by each party of the other party’s Final Working Capital Statement, (i) Seller shall deliver written notice to Purchaser of any dispute Seller has with respect to the preparation or content of Purchaser’s Final Working Capital Statement setting forth, in reasonable detail, each item in dispute and Seller’s alternative calculation thereof and (ii) Purchaser shall deliver written notice to Seller of any dispute Purchaser has with respect to the preparation or content of Seller’s Final Working Capital Statement setting forth, in reasonable detail, each item in dispute and Purchaser’s alternative calculation thereof; provided, however, that neither party may dispute the accounting principles, practices, methodologies and policies used in preparing the other party’s Final Working Capital Statement if they are the same as the accounting principles, practices, methodologies and policies used in preparing the Target Working Capital Statement. Any element of Purchaser’s Final Working Capital Statement that is not set forth in Seller’s notice shall be treated as accepted by Seller. Any element of Seller’s Final Working Capital Statement that is not set forth in Purchaser’s notice shall be treated as accepted by Purchaser. If a party does not notify the other party of a dispute with respect to the other party’s Final Working Capital Statement within such 30-day period, such other party’s Final Working Capital Statement will be final, conclusive and binding on the parties. In the event of such notification of a dispute, Purchaser and Seller shall negotiate in good faith to resolve such dispute. If Purchaser and Seller, notwithstanding such good faith effort, fail to resolve such dispute within fifteen (15) days after either party advises the other party of its objections, then Purchaser and Seller jointly shall engage the Accounting Firm to resolve such dispute. As promptly as practicable, but in no event more than fifteen (15) days thereafter, each of Purchaser and Seller shall prepare and submit a presentation detailing such party’s complete statement of proposed resolution of the dispute to the Accounting Firm. As promptly as practicable, but in no event more than fifteen (15) days thereafter, Purchaser and Seller shall cause the Accounting Firm to choose one of the parties’ positions based solely upon the items in dispute and the presentations by Purchaser and Seller. The parties shall share the expenses of the Accounting Firm equally. All determinations made by the Accounting Firm will be final, conclusive and binding on the parties and may be enforced by a court of competent venue and jurisdiction.

(c) Access. For purposes of complying with the terms set forth in this Section 1.07, each party shall cooperate with and make available to the other party and its respective Representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Final Working Capital Statement and the resolution of any disputes thereunder. If Purchaser fails to comply with the requirements of this Section 1.07(c) in connection with preparing the Final Working Capital Statement following written notice of such failure from Seller, the thirty (30) day period set forth in Section 1.07(b) shall be extended until the date that is thirty (30) days following the date of Purchaser’s compliance therewith.

(d) Downward Adjustment. If the Final Working Capital (as finally determined pursuant to Section 1.07(b)) is less than the Target Working Capital, then the Purchase Price will be adjusted downward by the amount of such shortfall, and Seller shall pay or cause to be paid an amount in cash equal to such shortfall to Purchaser by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser to Seller. Any such payment is to be made within five (5) Business Days of the date on which the Final Working Capital is finally determined pursuant to Section 1.07(b).

(e) Upward Adjustment. If the Final Working Capital (as finally determined pursuant to Section 1.07(b)) is greater than the Target Working Capital, then the Purchase Price will be adjusted upward by the amount of such excess, and Purchaser shall pay or cause to be paid an amount in cash equal to such excess to

Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser. Any such payment is to be made within five (5) Business Days of the date on which the Final Working Capital is finally determined pursuant to Section 1.07(b).

(f) Interest. In the event that any amount due to Purchaser (as a downward Purchase Price adjustment) or to Seller (as an upward Purchase Price adjustment) under this Section 1.07 is not paid within the time period set forth for payment above, the payor thereof shall pay interest on such amount due at a rate of twelve percent (12%) per annum, which shall accrue from the due date for such payment to the date of actual payment, based on a 360-day year.

Section 1.08. Allocation of Purchase Price. The Purchase Price plus any Assumed Liabilities and all other capitalizable costs shall be allocated among the Purchased Assets based on the fair market values of the Purchased Assets immediately prior to the Closing (the “Allocation”), which fair market values shall be agreed upon by the parties prior to the Closing. The Allocation shall be consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and any analogous provisions of state, local or non-U.S. Law. Seller and Purchaser hereby covenant and agree to (a) be bound by the Allocation for all purposes, including Tax and financial accounting purposes, (b) report, act, prepare and file Tax Returns on a basis consistent with the Allocation, (c) adopt and utilize the Allocation for purposes of filing any applicable Tax forms (including IRS Form 8594), and (d) take no position inconsistent with the Allocation before any Governmental Authority or otherwise for Tax purposes, unless required by applicable Law. Each of the parties shall notify the other if any Governmental Authority proposes to reallocate the Purchase Price and no party will agree to any adjustment asserted by such Governmental Authority without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions set forth in the applicable Sections of the Disclosure Schedule, Seller hereby represents and warrants to Purchaser as follows:

Section 2.01. Organization. Seller is duly organized, validly existing and in good standing under the Laws of the State of Ohio, and has the requisite corporate power and authority to own its properties and to carry on the Business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so organized, qualified or in good standing or to have such power or authority would not reasonably be expected to have a MATERIAL ADVERSE EFFECT.

Section 2.02. Authority; Enforceability. Seller has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Transaction Agreements to which it is specified to be a party, the consummation by

Seller of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action on the part of Seller, and no other corporate proceedings on the part of Seller are necessary pursuant to its governing documents or the Laws of its jurisdiction of organization to authorize this Agreement or the Transaction Agreements to which it is specified to be a party or to consummate the transactions contemplated hereby or thereby or to perform its obligations hereunder or thereunder. This Agreement has been duly executed and delivered by Seller, and each Transaction Agreement to which it is specified to be a party will be duly executed and delivered by Seller, and, assuming due authorization, execution and delivery by Purchaser of this Agreement and the Transaction Agreements to which it is specified to be a party, constitutes or will constitute a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles, whether considered in a proceeding in equity or at law (collectively, the “General Enforceability Exceptions”).

Section 2.03. Non-Contravention. The execution, delivery and performance by Seller of this Agreement and the Transaction Agreements to which it is specified to be a party does not and will not (a) conflict with or violate Seller’s organizational or governing documents, (b) assuming that all consents, approvals and authorizations contemplated by Section 2.04 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to the Business or the Purchased Assets, (c) assuming that all consents, approvals and authorizations contemplated by Section 2.04 have been obtained and all filings described therein have been made, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Material Contract or MATERIAL Permit, or (d) create any Lien (other than Permitted Liens) upon any of the Purchased Assets.

Section 2.04. Consents. The execution, delivery and performance by Seller of this Agreement and the Transaction Agreements to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Person, except for (a) the Required Regulatory Approvals, and (b) those consents, approvals, notices and authorizations set forth on Section 2.04 of the Disclosure Schedule.

Section 2.05. Financial Statements.

(a) Section 2.05 of the Disclosure Schedule sets forth true and complete copies of the (i) unaudited balance sheet of the Business as at December 31, 2012 (the “Balance Sheet,” and such date, the “Balance Sheet Date”), and as at December 31, 2011 and December 31, 2010, and the unaudited statements of income for the fiscal years ended December 31, 2012, December 31, 2011 and December 31, 2010 (collectively, the “Financial Statements”) and (ii) Target Working Capital

Statement. The Financial Statements present fairly, in all material respects, the financial condition and results of operations of the Business as of the respective dates thereof and for the periods presented, and have been prepared using the consistent application of the allocation methodology set forth in the Financial Statements. Such Financial Statements have been prepared from the accounting records of Seller. Except as otherwise set forth in the Target Working Capital Statement, the Target Working Capital Statement was prepared using the same accounting principles, practices, methodologies and policies used in the preparation of the Financial Statements.

(b) To Seller’s Knowledge, the Business does not have any Liabilities of any nature or kind whatsoever (whether accrued, known or unknown, absolute, contingent or otherwise) except for (i) Liabilities disclosed and/or reserved against on the Balance Sheet, (ii) Liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past practice that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iii) Liabilities which will be included in the Target Working Capital Statement, (iv) the Retained Liabilities, and (v) Liabilities or obligations disclosed on Section 2.05 of the Disclosure Schedule.

(c) There are no material off-balance sheet arrangements, within the meaning of Item 303 of Regulation S-K of the United States Securities and Exchange Commission, attributable to the Business to which Seller is a party or by which any of the Purchased Assets is bound.

Section 2.06. Events Subsequent to Financial Statements. Since the Balance Sheet Date, (a) other than in connection with or in preparation for the transactions contemplated by this Agreement, Seller has conducted the Business only in the ordinary course consistent with past practice, and (b) there has not been any event, circumstance, development, state of facts, occurrence, change or effect which has had, or would reasonably be expected, individually or in the aggregate, to result in, a Material Adverse Effect.

Section 2.07. Taxes.

(a) Seller has timely filed or caused to be timely filed all Tax Returns that are required to be filed with respect to the income or operations of the Business or the ownership of the Purchased Assets. Such Tax Returns were true, correct and complete in all material respects when filed or amended.

(b) All material Taxes and Tax liabilities due by or with respect to the income or operations of the Business or the ownership of the Purchased Assets for all Pre-Closing Periods have been timely paid or will be timely paid in full on or prior to the Closing Date.

(c) Neither Seller nor any of its Affiliates has been the subject of any material audit or other examination of Taxes by the Taxing Authorities of any nation, state or locality with respect to the income or operations of the Business or the ownership of the Purchased Assets.

(d) All Taxes that Seller or any of its Affiliates is (or was) required by Law to withhold or collect with respect to the income or operations of the Business or the ownership of the Purchased Assets in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party have been duly withheld or collected, and have been timely paid over to the proper Taxing Authority to the extent due and payable.

(e) No written claim has ever been made by any Taxing Authority in a jurisdiction where neither Seller nor any of its Affiliates files Tax Returns with respect to the income or operations of the Business or the ownership of the Purchased Assets that Seller or any of its Affiliates is or may be subject to taxation by that jurisdiction with respect to the income or operations of the Business or the ownership of the Purchased Assets.

Section 2.08. Litigation. Except as set forth on Section 2.08 of the Disclosure Schedule, there are no Actions pending or, to Seller’s Knowledge, threatened with respect to the Business, the Purchased Assets or the Assumed Liabilities that would reasonably be expected to have, individually or in the aggregate, a MATERIAL ADVERSE EFFECT. Neither Seller nor any of its Affiliates is subject to any Governmental Order which materially restricts the operation of the Business or which has had or would reasonably be expected to have, individually or in the aggregate, a MATERIAL ADVERSE EFFECT.

Section 2.09. Compliance with Law; Permits.

(a) Since January 1, 2010, the Business has not been, and is not currently being, conducted in material violation of any Law or Governmental Order. Except as set forth on Section 2.09 of the Disclosure Schedule, to Seller’s Knowledge no investigation or review by any Governmental Authority with respect to the Business is pending or threatened, nor has any Governmental Authority indicated an intention to conduct the same.

(b) To the Knowledge of Seller, neither Seller nor any Representative of Seller or any of its Affiliates, has, in connection with its conduct of the Business, (i) made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person (including any customer or supplier) or Governmental Authority, (ii) made or paid any unlawful contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) made or paid any improper foreign payment (as defined in the Foreign Corrupt Practices Act). The internal accounting controls of Seller are adequate to detect any of the foregoing.

(c) Seller has all governmental permits, licenses, franchises, variances, exemptions, exceptions, orders and other governmental authorizations, consents, clearances and approvals necessary to conduct the Business as presently conducted (collectively, the “Permits”), except those Permits the failure of which to possess would not reasonably be expected to have, individually or in the aggregate, a MATERIAL ADVERSE EFFECT. Seller has delivered or made available to Purchaser for inspection a true and correct copy of each material Permit. Section 2.09 of the Disclosure Schedule accurately and completely lists all of the Permits. Except as set forth on Section 2.09 of the Disclosure Schedule, Seller is the sole holder of each of the Permits. All of the Permits set forth on Section 2.09 of the Disclosure Schedule are in full force and effect. Seller is in MATERIAL compliance with all Permits set forth on Section 2.09 of the Disclosure Schedule. To Seller’s Knowledge, each such Permit can be renewed or transferred in the ordinary course of business. Any application for the renewal of any such Permit which is due prior to the Closing Date will be timely made or filed by Seller prior to the Closing Date. Except as set forth on Section 2.09 of the Disclosure Schedule, no proceeding before a Governmental Authority to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending, or, to the Knowledge of Seller, threatened. Except as set forth on Section 2.09 of the Disclosure Schedule, to the Knowledge of Seller, there are no circumstances that would reasonably be expected to result in a failure of, or material delay in, the issuance of any Permit for which an application is pending.

Section 2.10. Employee Benefits.

(a) Section 2.10(a) of the Disclosure Schedule sets forth a true and complete list identifying each MATERIAL bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, employment, consulting, disability, death benefit, hospitalization, medical insurance, life insurance, welfare, severance or other employee benefit plan, agreement, arrangement or understanding which is maintained, administered or contributed to by Seller or any of its Affiliates for the benefit of any Employee. Such plans are referred to collectively herein as the “Employee Plans.” True and correct copies or summaries of each Employee Plan have been delivered or made available to Purchaser. Each Employee Plan that is intended to be qualified under Section 401(a) and 401(k) of the Code (a) has been maintained, operated and administered in compliance in all material respects with its terms and applicable Laws and (b) has received or has timely applied for a favorable determination letter from the IRS, and Seller has no Knowledge of any circumstances that will result in revocation of any such favorable determination letter. Except as set forth on Section 2.10(a) of the Disclosure Schedule, or as would not reasonably be expected to result in material liability to Purchaser, neither Seller nor any ERISA Affiliate has ever maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is a “multiemployer plan,” within the meaning of Section 3(37) of ERISA, or subject to Section 412 or 430 of the Code, or Section 302 or 303 or Title IV of ERISA; neither Seller nor any ERISA Affiliate has incurred, and no event has occurred and no condition or circumstance exists that would result, directly or indirectly, in, any unsatisfied liability (including, without limitation, any indirect, contingent or secondary liability) of Seller or any ERISA Affiliate under Title IV of ERISA or Section 412 or 430 of the Code or Section 302 or 303 of ERISA. No asset or property of Seller or any ERISA Affiliate is or may be subject to any lien arising under Section 430(k) of the Code or Section 303(k) of ERISA.

(b) Section 2.10(b) of the Disclosure Schedule sets forth a true and complete list of each Employee, and separately identifies the Employee’s title, principal place of employment, Fair Labor Standards Act classification, base salary (or hourly base wage rate), current annual cash target incentive and the grant date cash value of the most recent annual equity award granted to such Employee. Seller will update Section 2.10(b) of the Disclosure Schedule from time to time to reflect any applicable changes and otherwise as necessary for Purchaser to comply with its obligations under Section 8.01.

Section 2.11. Labor Relations.

(a) With respect to the Business, Seller is not a party to, bound by, subject to or negotiating any Labor Agreement, and there is no pending or, to Seller’s Knowledge, threatened demand for recognition or certification and no representation or certification proceedings or petitions relating to Seller. No labor union or other labor organization represents any Employees.

(b) No labor strikes, lockouts, union organization activities, work stoppages, pickets, slowdowns or labor disputes are pending or, to Seller’s Knowledge, threatened that involves any Employees or the Business, and there have been none since January 1, 2010.

(c) With respect to the Business, Seller is, and since January 1, 2010, has been, in compliance with all applicable Laws and all of Seller’s agreements, policies, plans and programs relating to labor or employment relations or practices (including terms and conditions of employment, management-labor relations, wage and hour issues, data privacy and data protection, immigration and occupational safety and health). Seller has not committed any unfair labor practice in connection with the Business, and there is no charge or complaint against Seller by the National Labor Relations Board pending or, to Seller’s Knowledge, threatened, and relating to the Business, except for any such matters that would not reasonably be expected to have, individually or in the aggregate, a MATERIAL ADVERSE EFFECT. Each Employee is currently authorized to work in the United States.

(d) There are no pending or, to Seller’s Knowledge, threatened Actions or other proceedings, charges, complaints, investigations, inspections, audits or notices of violations or possible violations brought by or on behalf of, or otherwise involving, any Employees or former Employees, any person alleged to be a current or former Employee, any applicant for employment, or any class of the foregoing, or any Governmental Authority, that involve the labor or employment relations and practices of Seller, except for any such matters that would not reasonably be expected to result, individually or in the aggregate, in a material liability to Seller and/or the Business. Seller has not retained as an independent contractor any person who, pursuant to applicable Law, would be determined or would have been determined to be an Employee of Seller.

(e) As of the date of this Agreement, none of the current key Employees of Seller has notified Seller that he or she is terminating or intends to terminate his or her employment with Seller.

Section 2.12. Real Property.

(a) Section 2.12 of the Disclosure Schedule contains a true and complete list as of the date hereof of any parcels of real property owned in whole or in part by Seller and used primarily in the operation or conduct of the Business, and includes the name of the record title holder thereof. Seller has good and valid title in fee simple to all the Owned Real Property, free and clear of all Liens except for Permitted Liens. There are no real properties owned by Seller or any of its Affiliates which are used primarily in the Business other than the Owned Real Property. Section 2.12 of the Disclosure Schedule includes a true and complete list of all Indebtedness of Seller or any of its Affiliates secured by a Lien on any Owned Real Property. The buildings, structures and improvements included within Seller’s Owned Real Property are referred to herein as the “Improvements.” The Improvements and the mechanical systems situated therein, including the heating, electrical, air conditioning and plumbing systems, are generally in good operating condition and in a state of good maintenance and repair (having regard to its age and subject to ordinary wear and tear). To the Knowledge of Seller, Seller’s Owned Real Property and its continued use, occupancy and operation as currently used, occupied and operated does not constitute a nonconforming use under any Law or Governmental Order affecting the real property (other than possible set back violations, none of which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect), and the continued existence, use, occupancy and operation of each Improvement, and the right and ability to repair and/or rebuild such Improvements in the event of casualty, is not dependent on any special Permit, exception, approval or variance. There is no pending, or, to the Knowledge of Seller, threatened proceeding or Governmental Authority action to modify the zoning classification of, or to take by the power of eminent domain (or to purchase in lieu thereof), or to classify as a landmark, or to impose special assessments on, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the Owned Real Property which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no encroachments upon any of the Owned Real Property, and no portion of any Improvement owned by Seller encroaches upon any property not included within the Owned Real Property or upon the area of any easement affecting Seller’s Owned Real Property. Each Improvement has direct access, adequate for the operation of the Business, in the ordinary course, to a public street adjoining Seller’s real property on which such Improvement is situated, and no existing way of access to any Improvement crosses or encroaches upon any property or property interest not owned by Seller.

(b) Seller is not a party with respect to any lease (whether as landlord or tenant) with respect to any real property used primarily in the Business.

Section 2.13. Intellectual Property.

(a) Section 2.13(a) of the Disclosure Schedule sets forth a true and complete list of each item of Purchased Intellectual Property that is or has been issued by, registered with, or under application for registration with, any Governmental Authority or Internet domain name registrar, indicating for each such item, the owner thereof, the registration or application number and the applicable filing jurisdiction. To the Knowledge of the Seller, the Purchased Intellectual Property set forth on Section 2.13(a) of the Disclosure Schedule is subsisting, valid and enforceable and has not been adjudged invalid or unenforceable in whole or in part.

(b) Seller or one of its Affiliates owns free and clear of all Liens (other than Permitted Liens), all of the Purchased Intellectual Property.

(c) Section 2.13(c) of the Disclosure Schedule sets forth a true and complete list of all Intellectual Property Licenses. All Intellectual Property Licenses are in writing and in full force and effect, and Seller and its Affiliates and, to the Knowledge of Seller, the other parties thereto are not in breach or default thereunder. To the Knowledge of Seller, each Intellectual Property License is valid, binding and enforceable, subject to the General Enforceability Exceptions. Except as set forth on Section 2.13(c) of the Disclosure Schedule, the Intellectual Property Licenses and other Assigned Contracts do not concern or involve any Intellectual Property that is not used exclusively in the conduct of the Business, including the Geon Trademark or any Excluded Assets.

(d) Except as set forth on Section 2.13(a) of the Disclosure Schedule, none of the Purchased Intellectual Property is owned, licensed, used or held for use by or to any of Seller’s Affiliates. The Purchased Intellectual Property, Seller and its Affiliates are not subject to any outstanding order, judgment, decree or agreement that restricts the use of any Purchased Intellectual Property or that would impair the validity or enforceability thereof. To the Knowledge of Seller, the conduct of the Business and the use of the Purchased Intellectual Property does not infringe, misappropriate or violate any Intellectual Property of any Person. Except as set forth on Section 2.13(d) of the Disclosure Schedule, there is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or, to Seller’s Knowledge, threatened against Seller or any of its Affiliates concerning the ownership, validity, registerability, enforceability, infringement, misappropriation, violation or use of, or licensed right to use, any Purchased Intellectual Property.

(e) To Seller’s Knowledge, no third party has infringed, misappropriated or otherwise violated any of the Purchased Intellectual Property. Neither Seller nor any of its Affiliates has asserted or threatened any claims alleging the same.

(f) Seller and its Affiliates have taken commercially reasonable steps to protect and preserve the confidentiality of all trade secrets that are Purchased Assets. Each of Seller and its Affiliates has secured valid, written assignments of ownership from all Persons who have contributed to the development or modification of the Purchased Intellectual Property that it does not already own by operation of Law.

(g) Seller and its Affiliates have implemented backup, security and disaster recovery technology consistent with applicable regulatory standards. To the Knowledge of Seller, the Purchased Intellectual Property does not contain or use any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software, or other faults or malicious code or damaging devices or any shareware, freeware, open source code or other Software subject to any public licensing regime.

(h) Seller and its Affiliates have complied with all applicable Laws and their own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information in the conduct of the Business. No claims have been asserted or, to Seller’s Knowledge, threatened against Seller or its Affiliates within the last five (5) years alleging a violation of any Person’s privacy rights, personal information rights or data rights in connection with the conduct of the Business or the Purchased Assets.

Section 2.14. Material Contracts.

(a) Section 2.14(a) of the Disclosure Schedule sets forth a true and complete list as of the date hereof of the following Assigned Contracts, which relate to the Business, the Purchased Assets or the Assumed Liabilities (each such Assigned Contract required to be set forth on such Schedule, a “Material Contract”) to which Seller is a party or by which is bound:

(i) all Assigned Contracts relating to capital expenditures or other purchases of material, supplies, equipment or other assets or properties or services (other than purchase orders for inventory or supplies in the ordinary course of business) in excess of $100,000 individually, or $1,000,000 in the aggregate;

(ii) all Assigned Contracts involving a loan (other than accounts receivable owing from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment advances to the Employees extended in the ordinary course of business), or investment in, any Person or any Assigned Contract relating to the making of any such loan, advance or investment;

(iii) all Assigned Contracts involving Indebtedness of Seller or granting or evidencing a Lien on any property or asset of Seller with respect to the Business, other than a Permitted Lien;

(iv) all Assigned Contracts under which any Person (other than Seller) has directly or indirectly guaranteed Indebtedness of Seller;

(v) any management service, consulting, financial advisory or any other similar type Assigned Contract and all Assigned Contracts with investment or commercial banks;

(vi) all Assigned Contracts limiting the ability of Seller to engage in any line of business or to compete with any Person or in any geographical area;

(vii) all Assigned Contracts (other than this Agreement, the Transaction Agreements and any Employee Plan listed on Section 2.10(a) of the Disclosure Schedule) with (A) Seller or any Affiliate of Seller or (B) any current or former officer or director of Seller or any of its Affiliates;

(viii) all Assigned Contracts (including letters of intent) (A) involving the future disposition or acquisition of assets or properties involving consideration of more than $100,000 individually, or $1,000,000 in the aggregate, or any merger, consolidation or similar business combination transaction, whether or not enforceable, or (B) relating to the acquisition by Seller of any operating business or the capital stock or other equity interests of any other Person pursuant to which Seller has continuing obligations as of the date hereof;

(ix) all Assigned Contracts involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

(x) all Assigned Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;

(xi) all Assigned Contracts involving a confidentiality, standstill or similar arrangement;

(xii) all collective bargaining agreements or other agreements with any labor union;

(xiii) all Assigned Contracts (other than Employee Plans listed on Section 2.10(a) of the Disclosure Schedule) (A) for the employment of any officer, individual employee or other Person on a full-time or consulting basis who cannot be dismissed immediately without notice and without liability or obligation of any kind whatsoever in excess of $100,000 and (B) requiring the severance payments or payments upon a change-in-control in excess of $100,000 annually;

(xiv) all Assigned Contracts with respect to the sharing or use of any of the Owned Real Property by any Person other than Seller;

(xv) all customer Assigned Contracts involving anticipated gross revenue in twelve (12) months of $1,000,000;

(xvi) all Assigned Contracts that involve the performance of services for, or delivery of goods or materials to, Seller during the twelve (12) month period immediately prior to the date hereof of an amount or value in excess of $1,000,000;

(xvii) Intellectual Property Licenses pursuant to which Seller or one of its Affiliates makes or receives payments in excess of $50,000 in the aggregate on an annual basis;

(xviii) any Assigned Contracts to sell, assign, transfer, abandon, encumber, pledge, cancel or otherwise dispose of any Purchased Intellectual Property; and

(xix) all Assigned Contracts other than as set forth above to which Seller is a party or by which any of its assets or businesses are bound that is MATERIAL to the Business or the use or operation of the Purchased Assets.

(b) Seller has delivered or made available to Purchaser a true and complete copy of each Material Contract. Each Material Contract is in full force and effect and, to Seller’s Knowledge, is valid, binding and enforceable against the parties thereto in accordance with its terms, subject to the General Enforceability Exceptions, and neither Seller nor, to Seller’s Knowledge, any other Person is in breach or violation of, or default under, any Material Contract.

Section 2.15. Environmental Matters. Notwithstanding any other representation or warranty contained in this Article 2, the representations and warranties contained in this Section 2.15 constitute the sole representations and warranties of Seller relating to any Environmental Law, releases of Hazardous Substances, or any other environmental matters. Except as disclosed on Section 2.15 of the Disclosure Schedule:

(a) ISRA case number E93605 is the only active ISRA case involving the Business or the Purchased Assets, except for any ISRA obligations triggered by the sale of the Purchased Assets pursuant to this Agreement;

(b) the Business is operated in compliance with all applicable Environmental Laws, except for such noncompliance as would not reasonably be expected to have, individually or in the aggregate, a MATERIAL ADVERSE EFFECT;

(c) Seller has not received any written claim, notice or citation concerning any violation of or Liability under any applicable Environmental Law relating to the operation of the Business during the past five (5) years, except for matters that did not have, or would not reasonably be expected to have, individually or in the aggregate, a MATERIAL ADVERSE EFFECT;

(d) there are no Governmental Orders outstanding, or any Actions pending, or, to Seller’s Knowledge, threatened, concerning compliance with or Liability under any Environmental Law relating to the operation of the Business, except for matters that would not reasonably be expected to have, individually or in the aggregate, a MATERIAL ADVERSE EFFECT; and

(e) the wastewater produced by Seller’s operation of the Business at the Owned Real Property located at 33587 Walker Road, Avon Lake, Ohio 44012 does not require treatment to be sent directly into the municipal sewer in compliance with applicable Laws.

Section 2.16. Title to Purchased Assets; Condition of Assets. Seller has good and valid title to, or has a valid leasehold interest in or license to, all of the Purchased Assets, free and clear of any Liens, other than Permitted Liens, and the consummation of the transactions contemplated in this Agreement will transfer to Purchaser good and valid title to, or a valid leasehold interest in or license to, all of the Purchased Assets. The material tangible personal property of the Business, taken as a whole, is generally in good operating condition and in a state of good maintenance and repair (having regard to its age and subject to ordinary wear and tear), except as would not adversely affect the operation and conduct of the Business in any MATERIAL respect.

Section 2.17. Accounts Receivable. All of the Accounts Receivable (a) represent actual indebtedness incurred by the applicable account debtors and (b) have arisen from bona fide transactions in the ordinary course of the Business. Since the Balance Sheet Date, there have not been any write-offs as uncollectible of any Accounts Receivable, except for write-offs in the ordinary course of the Business and consistent with past practice. All of the Accounts Receivable set forth in the Balance Sheet are properly stated thereon in accordance with GAAP.

Section 2.18. Accounts Payable. All of the Accounts Payable (a) represent bona fide purchases in the ordinary course of business of Seller as to which full performance has been rendered and (b) are for purchases of goods or services from suppliers of the Business, none of which are Affiliates of Seller. All of the Accounts Payable set forth in the Balance Sheet are properly stated thereon in accordance with GAAP.

Section 2.19. Sufficiency of Assets. Except as set forth on Section 2.19 of the Disclosure Schedule, the sale and transfer of the Purchased Assets will constitute a conveyance to Purchaser, free and clear of any Liens, other than Permitted Liens, of all the assets, properties, interests and rights (including real property and tangible and intangible personal property) owned or used or held for use by Seller and, together with the services contemplated by the Transition Services Agreement and the Plant Services Agreement, in each case, for the duration of such agreement, necessary to conduct the Business as currently conducted. Notwithstanding any provision of this Agreement or any Transaction Agreement to the contrary, except as specifically set forth in the Transition Services Agreement and the Plant Services Agreement, Seller will not provide to Purchaser assets or personnel necessary for routine corporate overhead services, including legal, treasury, finance, payroll and human resource services after the Closing; provided, however, for the avoidance of doubt, routine corporate overhead services shall not include any post-Closing obligations of Seller hereunder with respect to providing access to records and general cooperation. Immediately after the Closing, Purchaser will own, or have the right to use, the Purchased Assets on the same economic basis as Seller owned or had the right to use the same immediately before the Closing, except in each case for Permitted Liens, Liens resulting from actions of Purchaser or any of its Affiliates, or to the extent expressly permitted in writing by Purchaser and as set forth on Section 2.19 of the Disclosure Schedule.

Section 2.20. Inventory. The Inventories are in the physical possession of Seller or in transit to or from a customer or supplier of Seller and no Inventory has been pledged as collateral or otherwise is subject to any Lien (other than a Permitted Lien or a Lien imposed as a matter of Law) or is held on consignment from others. The Inventory reflected in the Financial Statements was, and the Inventory reflected on Seller’s books of account has been, determined and valued on a first-in, first-out basis, in accordance with GAAP applied, in the case of the Inventory reflected on Seller’s books and records, on a basis consistent with the Financial Statements. The Inventory was acquired or produced in the ordinary course of business. The finished goods Inventory is of a quality presently useable and salable in the ordinary course of business.

Section 2.21. Finders; Brokers. Except for the fees of HSBC Securities (USA) Inc. (whose fees and expenses shall be paid by Seller), no agent, broker, Person or firm acting on behalf of Seller is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from any of the parties hereto, or from any of their Affiliates, in connection with this Agreement or any of the transactions contemplated hereby.

Section 2.22. Customers and Suppliers. Section 2.22 of the Disclosure Schedule sets forth a true and complete list of the top twenty (20) suppliers and customers by consolidated purchases and sales, as the case may be, of Seller, taken as a whole, in respect of the Business, for the twelve (12) month period ended December 31, 2012. Except as set forth in Section 2.22 of the Disclosure Schedule, since January 1, 2012, no such supplier or customer has cancelled or otherwise terminated, or to the Knowledge of Seller, threatened to cancel or otherwise terminate, its relationship with Seller. Since January 1, 2012, Seller has not received any written notice that any such supplier or customer intends to cancel or otherwise MATERIALLY and adversely modify its relationship with Seller or limit its services, supplies or materials to Seller, or its usage or purchase of the services and products of Seller either as a result of the transactions contemplated hereby or otherwise.

Section 2.23. Customer Warranties. Except as set forth on Section 2.23 of the Disclosure Schedule, there are no pending, nor to the Knowledge of Seller, threatened, Actions under or pursuant to any warranty, whether express or implied, on products or services relating to the Business or the Purchased Assets sold on or prior to the Closing Date by Seller. All of the services rendered by Seller (whether directly or indirectly through independent contractors) relating to the Business or the Purchased Assets have been performed in conformity with all express warranties and with all applicable Contractual commitments. Set forth in Section 2.23 of the Disclosure Schedule are the standard terms and conditions of sale or lease and the aggregate amount of warranty claims incurred by Seller since the beginning of its last full fiscal year. To the Knowledge of Seller, there is no reason to expect an increase in warranty claims in the future that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.24. Product Liability.

(a) There have been no Actions against Seller or any of its Affiliates with respect to any product manufactured, shipped, sold or delivered by or on behalf of any of them relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any such product. Since January 1, 2010, there has not been any Recall conducted with respect to any product of the Business.

(b) To the Knowledge of Seller, since December 31, 2012, there has not been any Occurrence relating to the Business or the Purchased Assets that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.25. Affiliate Transactions. Except as disclosed on Section 2.25 of the Disclosure Schedule, and except for employment relationships and compensation, benefits, travel advances and employee loans in the ordinary course of business to any officer, director or employee of Seller, there is no Contract or Liability relating to the Business, the Purchased Assets or the Assumed Liabilities between (a) Seller or any of its Affiliates on the one hand and (b) any equity holder, option holder, officer, member, partner or director of Seller or any Affiliate of Seller (other than Seller) on the other hand.

Section 2.26. Insurance.

(a) The insurance policies owned or held by or naming as beneficiary Seller or any of its Affiliates relating to the Business, the Purchased Assets or the Assumed Liabilities are referred to herein as the “Insurance Policies.” All premiums due and payable on each Insurance Policy have been paid in full. Seller and its Affiliates are otherwise in compliance with the terms and provisions of all Insurance Policies and neither Seller nor any of its Affiliates is in default under any of the Insurance Policies. To the Knowledge of Seller, the Insurance Policies are in full force and effect and are free from any right of termination on the part of the insurance carriers. Neither Seller nor any of its Affiliates has received any notice of, or been denied insurance or suffered the cancellation or non-renewal or the reduction or limitation of coverage, of any insurance in the five (5) years prior to the date hereof in respect of the Business, the Purchased Assets or the Assumed Liabilities.

(b) Section 2.26 of the Disclosure Schedule accurately and completely sets forth all pending insurance claims and the claims history for Seller and its Affiliates in respect of the Business, the Purchased Assets and the Assumed Liabilities during the five (5) years prior to the date hereof (including with respect to insurance obtained but not currently maintained).

Section 2.27. Books and Records. The books of account and other financial records and any other comparable records of Seller maintained in connection with the Business, the Purchased Assets or the Assumed Liabilities, as previously delivered or made available to Purchaser and its Representatives, are true and complete in all MATERIAL respects and have been maintained in accordance with all Laws applicable to the Business.

Section 2.28. No Other Representations or Warranties. Except for the representations and warranties of Seller expressly set forth in this Agreement or any Transaction Agreement or document or certificate delivered in connection with the Closing, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller with respect to the Business, the Purchased Assets or the transactions contemplated by this Agreement and the Transaction Agreements, and the Purchased Assets will be transferred to Purchaser “as is, where is,” in their present condition and state of repair, with all faults, limitations and defects. The representations and warranties made in this Agreement with respect to the Business, the Purchased Assets and the transactions contemplated by this Agreement and the Transaction Agreements are in lieu of all other representations and warranties Seller might have given Purchaser, including implied warranties of merchantability and implied warranties of fitness for a particular purpose.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 3.01. Organization. Purchaser is duly organized, validly existing and in good standing under the laws of the state of its organization, and has the requisite corporate or similar power and authority to own its properties and to carry on its business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so organized, qualified or in good standing or have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 3.02. Authority; Enforceability. Purchaser has the corporate or other power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is specified to be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Transaction Agreements to which it is specified to be a party, the consummation by Purchaser of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary action on the part of Purchaser and the holders of any equity interests thereof. This Agreement and each Transaction Agreement to which Purchaser is specified to be a party has been or will be duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitutes or will constitute a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the General Enforceability Exceptions.

Section 3.03. Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Agreements to which Purchaser is specified to be a party does not and will not (a) conflict with or violate its organizational or governing documents, (b) assuming that all consents, approvals and authorizations contemplated by Section 3.04 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to Purchaser or by which Purchaser or any of Purchaser’s respective properties are bound or (c) assuming that all consents, approvals and authorizations contemplated by Section 3.04 have been obtained and all filings described therein have been made, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any material Contract or permit to which Purchaser is a party or by which Purchaser or any of Purchaser’s respective properties are bound.

Section 3.04. Consents. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Agreements to which it is specified to be a party and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Person, except for (a) the Required Regulatory Approvals, and (b) those consents, approvals, authorizations, permits, actions, filings or notifications set forth on Exhibit I.

Section 3.05. Financial Ability to Perform. Purchaser has, and will have at and after the Closing, cash in an aggregate amount sufficient for Purchaser to perform all of its obligations under this Agreement and the Transaction Agreements and to pay all other fees and expenses of Purchaser related to the transactions contemplated hereby and thereby.

Section 3.06. Litigation. There is no Action pending against, or to Purchaser’s Knowledge, threatened against or affecting, Purchaser that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and the Transaction Agreements.

Section 3.07. Solvency. After giving effect to the transactions contemplated by this Agreement and the Transaction Agreements, Purchaser will be Solvent as of the Closing and immediately after the consummation of the transactions contemplated hereby and thereby.

Section 3.08. Finders; Brokers. No agent, broker Person or firm acting on behalf of Purchaser is or shall be entitled to any broker’s fees, finder’s fees or commissions from any of the parties hereto, or from any of their Affiliates, in connection with this Agreement or any of the transactions contemplated hereby.

Section 3.09. No Other Representations or Warranties. Except for the representations and warranties of Purchaser expressly set forth in this Agreement or any Transaction Agreement or document or certificate delivered in connection with the Closing, neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser with respect to the transactions contemplated by this Agreement and the Transaction Agreements. The representations and warranties made in this Agreement with respect to the transactions contemplated by this Agreement and the Transaction Agreements are in lieu of all other representations and warranties Purchaser might have given Seller.

ARTICLE 4

COVENANTS OF SELLER

Section 4.01. Conduct of the Business. From the date of this Agreement until the Closing, Seller shall conduct the Business only in the ordinary course consistent with past practice and use Seller’s commercially reasonable efforts to preserve intact the Business and the Purchased Assets and the existing relationships with Employees, licensors, suppliers, distributors, clients and others having business relationships with the Business. Without limiting the generality of the foregoing, except as set forth on Section 4.01 of the Disclosure Schedule or as required by applicable Law, from the date of this Agreement until the Closing, Seller will not:

(a) sell, assign, lease, license, impair, abandon, cancel, remove or otherwise dispose of any Purchased Assets, except (i) pursuant to Contracts in effect as of the date of this Agreement or (ii) for sales of Inventory in the ordinary course of business consistent with past practice;

(b) except in the ordinary course of business, (i) acquire any material property or assets relating to the Business or (ii) subject any property or asset included in the Purchased Assets to any Lien (other than Permitted Liens);

(c) except in the ordinary course of business, (i) terminate, modify, amend, release, assign or waive any rights or claims under, any Material Contract, or (ii) enter into any Contract that, if Seller had entered into such Contract immediately prior to the date of this Agreement, would be a Material Contract;

(d) adopt or amend in any material respect any Employee Plan in a manner affecting any Employee or grant to any Employee any material increase in compensation or benefits, except (i) as required by applicable Law, or (ii) in the ordinary course of business consistent with past practice or as required under existing agreements or Employee Plans; provided, that the foregoing shall not restrict Seller or its Affiliates from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice, plans, agreements, benefits and compensation arrangements that are consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(e) establish, adopt, enter into, any Labor Agreement;

(f) issue any broadly distributed communication to the Employees relating to terms and conditions of employment with Purchaser or its Affiliates following the Closing;

(g) except in the ordinary course of business, make any capital expenditure (other than consistent with the Business’s existing capital expenditure budget made available to Purchaser prior to the date hereof) or commitment therefor or enter into any operating lease in excess of $100,000 individually or $350,000 in the aggregate or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(h) write-off as uncollectible any Accounts Receivable, except write-offs in the ordinary course of business consistent with past practice charged to applicable reserves;

(i) except as required by GAAP, make any change in any method of accounting or auditing practice with respect to the Business;

(j) pay, discharge, settle or satisfy any Assumed Liabilities, other than payments, discharges, settlements or satisfactions in the ordinary course of business and consistent with past practice of Assumed Liabilities reflected in the Financial Statements;

(k) other than in the ordinary course of business, consistent with past practice, enter into any transaction that would constitute an Assumed Liability;

(l) incur, assume, guaranty or modify any Indebtedness pertaining to the Purchased Assets or the Business;

(m) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of Employees (other than routine employee terminations in the ordinary course of business); or

(n) enter into a binding written agreement or commitment to do any of the foregoing.

Section 4.02. Access to Information; Confidentiality.

(a) Subject to the confidentiality obligations of Purchaser set forth in Section 5.01, from the date of this Agreement until the Closing, Seller will (i) give Purchaser, its counsel, financial advisors, auditors and other authorized Representatives reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of Seller relating to the Business, the Assumed Liabilities and the Purchased Assets, (ii) furnish to Purchaser, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information relating to the Business, the Assumed Liabilities and the Purchased Assets as Purchaser may reasonably request and (iii) instruct the Employees, counsel and financial advisors of Seller to cooperate with Purchaser in its reasonable investigations of the Business, the Assumed Liabilities and the Purchased Assets; provided, however, that (x) Purchaser and its representatives shall not have the right to perform any investigative procedures that involve physical disturbance or damage to the Owned Real Property, any facilities situated thereon, or any of the other Purchased Assets, and (y) such access shall not include any sampling or testing of environmental media, including soil, surface water, groundwater, indoor air or ambient air. To the extent that Seller incurs any incremental out-of-pocket costs in processing, retrieving or transmitting any such information pursuant to this Section 4.02, Purchaser shall reimburse Seller for the reasonable out-of-pocket costs thereof promptly upon submission to Purchaser of an invoice therefor accompanied by reasonable supporting documentation.

(b) After the Closing, Seller and its Affiliates will hold, and will use its commercially reasonable efforts to cause its members, managers, officers, directors, employees, accountants, counsel, consultants, advisors, representatives and agents (collectively, “Representatives”) to hold, in confidence, all information (written or otherwise), in any form or medium, that is confidential, proprietary or otherwise not generally available to the public and relates to the Business (the “Confidential Information”), except to the extent that such information can be shown to have been (i) in the public domain prior to the Closing, (ii) in the public domain at or after the Closing through no fault of Seller or its Affiliates or Representatives, (iii) later lawfully acquired by Seller or its Affiliates or Representatives from sources other than those related to Seller’s prior ownership of the Business or (iv) independently developed by Seller or any of its Affiliates without access to the Confidential Information; provided, however, that Seller may disclose Confidential Information to its Representatives in connection with the transactions contemplated by this Agreement and the Transaction Agreements so long as such Representatives are informed by Seller of the nature of the Confidential Information and are directed by Seller to hold such in confidence, and Seller shall be responsible for any breach of the confidentiality provisions of this Section 4.02 by its Representatives (excluding such Representatives who, after the date hereof, become Representatives of Purchaser). The obligation of Seller to hold the Confidential Information in confidence after the Closing shall be satisfied if Seller exercises the same care with respect to the Confidential Information as it would take to preserve the confidentiality of its own similar information in the ordinary course of business. If, after the Closing, Seller or any of its Representatives is legally required to disclose any Confidential Information, Seller shall (A) promptly notify Purchaser to permit Purchaser, at its expense, to seek a protective order or take other appropriate action and (B) cooperate as reasonably requested by Purchaser in Purchaser’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information, but only at Purchaser’s sole cost and expense. If, after the Closing and in the absence of a protective order, Seller or any of its Representatives is compelled as a matter of Law to disclose Confidential Information to a third party, Seller and its Representatives may disclose to the third party compelling disclosure only the part of such Confidential Information as is required by Law to be disclosed; provided, however, that, prior to any such disclosure, Seller and its Representatives will use good faith efforts to advise and consult with Purchaser and its counsel as to such disclosure and the nature and wording of such disclosure.

Section 4.03. Assistance in Transfer of Permits. Seller will use commercially reasonable efforts to transfer to Purchaser, on or as soon as practicable after the Closing Date, the Permits, including directing its employees to cooperate with such transfer and making any notifications or filings required to be sent or filed by Seller prior to the Closing. Any filing or other fees and other out-of-pocket expenses associated with any of the foregoing shall be shared equally by Seller and Purchaser.

Section 4.04. Third-Party Consents. Without limiting the effect of Section 6.01, Seller shall use commercially reasonable efforts to obtain all authorizations, consents, approvals and waivers of, and give all notices to, each third party that may be necessary for the consummation of the transactions contemplated by this Agreement and the Transaction Agreements; provided, however, that, in connection with obtaining any such authorizations, consents, approvals and waivers, or the giving of such notices, Seller shall not be required to incur any material out-of-pocket costs or any material obligation or liability.

Section 4.05. Non-Competition.

(a) Neither Seller nor any of its Affiliates shall, directly or indirectly, during the five (5) year period commencing on the Closing Date: (i) engage anywhere in the world in the Business (whether through ownership, management, operations, control, under Contract, or otherwise), or (ii) divert or attempt to divert from Purchaser any business or customers for products or services provided by the Business.

(b) Notwithstanding anything to the contrary in this Section 4.05, (i) Seller and its Affiliates may continue to operate Seller’s other businesses within its Performance Products & Solutions segment, including its plastisols, compounding, coating materials, toll compounding and any of its other businesses outside of its Performance Products & Solutions segment, in each case whether or not involving PVC, and (ii) the acquisition by Seller or any of its Affiliates following the Closing of a Person engaged in the Business shall not be deemed a violation of this Section 4.05, provided, that the business of the acquired Person otherwise prohibited by this Section 4.05 represents less than fifteen percent (15%) of such Person’s consolidated gross sales for its most recent completed fiscal year, and provided further that Seller or such Affiliate sells, divests or otherwise transfers the Person or assets engaged in the Business to a Person other than Seller or any of its Affiliates within twelve (12) months of the date on which such acquisition is consummated.

(c) It is the desire and intent of the parties to this Agreement that the provisions of this Section 4.05 shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 4.05 shall be adjudicated to be invalid or unenforceable, this Section 4.05 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 4.05 in the particular jurisdiction in which such adjudication is made.

Section 4.06. Insurance. Seller shall keep all insurance policies currently maintained with respect to the Business, or such replacements as are applicable to all of Seller’s insured entities in the United States and Canada, in full force and effect through the Closing.

Section 4.07. Exclusive Dealing.

(a) During the period from the date of this Agreement through and including the Closing Date, Seller shall not, and shall cause its Affiliates, Representatives and other agents to refrain from taking any action to, directly or indirectly, approve, authorize, encourage, initiate, solicit, or engage in discussions or negotiations with, or provide any information to, any Person other than Purchaser and its Affiliates or Representative concerning any Alternate Transaction (as defined below), and Seller shall not enter into, and shall use its commercially reasonable efforts to prevent its Affiliates from entering into, any Alternate Transaction. For purposes hereof, an “Alternate Transaction” shall mean (i) any stock purchase, merger, consolidation, reorganization, change in organizational form, spin-off, split-off, recapitalization, sale of equity interests or other similar transaction, in each case, the primary focus of which is the Business, (ii) any sale or other disposition of all or any significant portion of the Purchased Assets, or (iii) any other transaction or series of transactions, the primary focus of which is the Business and which has substantially similar economic effects, in each such case, in which transaction Purchaser does not participate. Seller will not vote its capital stock or the capital stock of any of its subsidiaries in favor of any Alternate Transaction. Seller will notify Purchaser as soon as practicable if any Person makes any proposal, offer, inquiry to, or contact with, Seller with respect to an Alternate Transaction and shall describe in reasonable detail the identity of any such Person and, the substance and material terms of any such contact and the material terms of any such proposal.

(b) Immediately following the execution of this Agreement, Seller shall, and shall cause each of its Affiliates, and shall direct each of their respective Representatives, to terminate any existing discussion or negotiations with any Persons, other than Purchaser (and its Affiliates and Representatives), concerning any Alternate Transaction. Seller shall, and shall direct its Affiliates and its and their respective Representatives to, request the return of any due diligence materials provided to any Persons (other than Purchaser and its Affiliates and Representatives) in connection with any potential Alternate Transaction and shall terminate any such Person’s (other than Purchaser and its Affiliates and Representatives) access to the Data Room.

Section 4.08. Notification of Certain Matters by Seller. Seller shall promptly notify Purchaser of (a) any material Action in connection with the transactions contemplated by this Agreement is commenced or, to the Knowledge of Seller, threatened, against Seller or any of its Affiliates relating to the Business, the Purchased Assets or the Assumed Liabilities, or Purchaser, as the case may be, or (b) the occurrence of any event, circumstance, development, state of facts, occurrence, change or effect which has had a Material Adverse Effect or the occurrence or non-occurrence of any event, circumstance, development, state of facts, occurrence, change or effect which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; provided, that no such notification, nor the obligation to make such notification, shall affect the representations, warranties or covenants, or the conditions to the obligations of, Seller.

Section 4.09. Overpayments. If, at any time following the Closing, Seller or any of its Affiliates receives any payment from a customer of the Business with respect to products or services sold or performed by Purchaser or its Affiliates on or after the Closing Date, Seller shall promptly pay to Purchaser an amount equal to the amount of such payment.

Section 4.10. Title Commitments. Prior to and after the Closing, Seller shall use commercially reasonable efforts to assist Purchaser in Purchaser’s efforts to procure, at Purchaser’s sole cost and expense, title commitments in amounts reasonably acceptable to

Purchaser or binders issued by a title company of Purchaser’s reasonable choice showing title to each parcel of Owned Real Property as being owned by Seller, subject to no Liens other than Permitted Liens, wherein such title company has committed to issue to Purchaser owner’s title policies on ALTA forms (including all endorsements reasonably requested by Purchaser except for any endorsements which require an ALTA survey, in which event it shall be Purchaser’s obligation to obtain and pay for such survey at Purchaser’s sole cost and expense) reasonably necessary to issue such owner’s title policies with such endorsements.

ARTICLE 5

COVENANTS OF PURCHASER

Section 5.01. Confidentiality. Prior to the Closing and after any termination of this Agreement, Purchaser and its Affiliates will hold, and will use their commercially reasonable efforts to cause their respective Representatives to hold, in confidence, all Confidential Information (which term, for purposes of this Section 5.01, shall be deemed to include all information that Seller has furnished to Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement and the Transaction Agreements), except to the extent that such information can be shown to have been (a) in the public domain prior to the execution of this Agreement, (b) in the public domain through no fault of Purchaser or any of its Affiliates or Representatives or (c) later lawfully acquired by Purchaser or any of its Affiliates or Representatives from sources other than Seller or its Affiliates or Representatives; provided, however, that Purchaser may disclose Confidential Information to its Representatives in connection with the transactions contemplated by this Agreement and the Transaction Agreements so long as such Representatives are informed by Purchaser of the nature of the Confidential Information and are directed by Purchaser to hold such in confidence, and Purchaser shall be responsible for any breach of the confidentiality provisions of this Section 5.01 by its Affiliates and Representatives (including Representatives of Seller who, after the date hereof, become Representatives of Purchaser). The obligation of Purchaser and its Affiliates to hold the Confidential Information in confidence prior to the Closing and after any termination of this Agreement shall be satisfied if they exercise the same care with respect to Confidential Information as they would take to preserve the confidentiality of their own similar information in the ordinary course of business. If this Agreement is terminated, Purchaser and its Affiliates will, and will use their commercially reasonable efforts to cause their respective Representatives to, destroy or deliver to Seller, upon request, all Confidential Information and related materials, and all copies thereof, obtained by Purchaser or any of its Affiliates or Representatives or on behalf of any of the foregoing from Seller or any of its Representatives in connection with this Agreement. If, prior to the Closing or after any termination of this Agreement, Purchaser or any of its Representatives are legally required to disclose any Confidential Information, Purchaser shall (i) promptly notify Seller to permit Seller, at its expense, to seek a protective order or take other appropriate action and (ii) cooperate as reasonably requested by Seller in Seller’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information, but only at Seller’s sole cost and expense. If, prior to the Closing or after any termination of this Agreement, in the absence of a protective order, Purchaser or any of its Representatives is compelled as a matter of Law to disclose Confidential Information to a third party, Purchaser and its Representatives may disclose to the third party compelling disclosure only the part of such Confidential Information as is required by Law to be disclosed; provided, however, that, prior to any such disclosure, Purchaser and its Representatives will use good faith efforts to advise and consult with Seller and its counsel as to such disclosure and the nature and wording of such disclosure.

Section 5.02. Contractual Overpayments. If, at any time following the Closing, Purchaser or any of its Affiliates receives a refund amount or a reduction in an amount payable from a vendor that relates to a contractual overpayment under any of the Assigned Contracts by Seller prior to the Closing, Purchaser shall promptly pay to Seller an amount equal to the amount of such refund or reduction.

Section 5.03. Releases under Certain Contracts.

Following the Closing, Purchaser will use commercially reasonable efforts to procure the release by the applicable counterparty of any continuing obligation of Seller with respect to any Assigned Contract.

ARTICLE 6

COVENANTS OF PURCHASER AND SELLER

Section 6.01. Commercially Reasonable Efforts; Further Assurances. Purchaser and Seller will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties to this Agreement in doing, all things necessary or desirable under applicable Law to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Transaction Agreements. Without limiting the generality of the foregoing, following the Closing, Seller and its Affiliates shall execute and deliver all documents and take all other actions reasonably requested by Purchaser (at Purchaser’s sole cost and expense (excluding Seller’s related legal expenses)), including providing evidence and sworn testimony, to enable Purchaser to (i) perfect or record title of Purchaser in the Purchased Assets, (ii) fully enforce, prosecute, maintain or perfect the Purchased Intellectual Property, and (iii) realize the intended benefits of this Agreement.

Section 6.02. Antitrust Clearance. Purchaser and Seller shall use their respective reasonable best efforts to make, as promptly as practicable, and in any event no later than the tenth (10th) Business Day from the date hereof, all required filings under the HSR Act, and shall, no later than the thirtieth (30th) calendar day from the date hereof, definitively determine whether any other Antitrust Laws are applicable to the transactions contemplated hereby and, promptly following such determination, shall make all required filings and notices under such other applicable Antitrust Laws (collectively with all required filings under the HSR Act, the “Antitrust Filings”). Purchaser and Seller shall consult and cooperate with each other in the preparation of the Antitrust Filings, and each shall promptly inform the other of any material communication received by such party from any Governmental Authority regarding any Antitrust Filing. Each party shall review and discuss in advance, and consider in good faith the views of the other party in connection with any proposed written or material oral communication with any Governmental Authority concerning any Antitrust Filing. Neither party shall participate in any meeting with any Governmental Authority unless it first consults with the other party in advance, and to the extent permitted by the Governmental Authority, gives such other party the opportunity to be present thereat. Neither party shall agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed). Each of Purchaser and Seller shall be responsible for its own filing fees required to be paid in connection with any Antitrust Filing. Notwithstanding anything in this Agreement to the contrary, following the making of the Antitrust Filings, neither Purchaser nor Seller shall be required to commit to any divestitures, licenses, or hold separate or similar agreements with respect to assets or conduct of business arrangements as a condition to obtaining any approvals from any Governmental Authority.

Section 6.03. Certain Filings. Purchaser and Seller shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Assigned Contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Agreements, and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 6.04. Public Announcements. From the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated by this Agreement and the Transaction Agreements shall be issued by Purchaser or any of its Affiliates or Representatives without the prior consent of Seller (which consent shall not be unreasonably withheld or delayed), and no public release or announcement concerning the transactions contemplated hereby and thereby shall be issued by Seller or any of its Affiliates or Representatives without the prior consent of Purchaser (which consent shall not be unreasonably withheld or delayed), except, in each case, as such release or announcement may be required by Law or the rules, regulations or policies of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that Seller may make internal announcements regarding the transaction contemplated by this Agreement and the Transaction Agreements to its employees after reasonable prior notice to, and consultation with, Purchaser.

Section 6.05. Trademarks; Tradenames.

(a) With respect to any Owned Real Property, Purchaser shall either (i) remove all interior and exterior signage with respect to such Owned Real Property bearing the “PolyOne” name, tradenames or trademarks, or any other trademark retained by Seller (which, for the avoidance of doubt, does not include any Intellectual Property that constitutes a Purchased Asset or will be licensed under the Geon Trademark License Agreement) (collectively, the “Tradenames and Trademarks”) or (ii) cover such signage with temporary signage or other opaque materials not bearing any Tradename and Trademark so that no part of the underlying signage is visible, in either case, no later than fourteen (14) days after the Closing.

(b) After the Closing, Purchaser and its Affiliates shall have the right to (i) sell existing Inventory and (ii) use existing packaging, labeling, containers, stationery, business forms, supplies, advertising and promotional materials and any similar materials bearing the Tradenames and Trademarks for one hundred eighty (180) days following the Closing; provided, however, that neither Purchaser nor any of its Affiliates shall take any action that could reasonably be expected to impair the value of the Tradenames and Trademarks; provided further, however, that when using the items listed in clause (ii) above in the context of entering into or conducting contractual relationships, Purchaser shall make clear to all other applicable parties that Purchaser, rather than Seller, is the party entering into or conducting the contractual relationship; provided further, however, that personnel of Purchaser or its Affiliates using the above items shall have no authority to hold themselves out as officers, employees or agents of Seller. Seller and its Affiliates agree not to commence any Action based on infringement or misappropriation or other violation of Intellectual Property rights against Purchaser or its Affiliates or their employees, contractors, licensees or agents in connection with their proper exercise of the rights granted pursuant to this Section 6.05(b), so long as Purchaser, its Affiliates and their employees, contractors, licensees and agents comply with all applicable Laws in any use of packaging or labeling containing the Tradenames and Trademarks, and so long as Purchaser, its Affiliates and their employees, contractors, licensees and agents do not alter in any manner the Intellectual Property embodied in the existing Inventory or the existing packaging, labeling, containers, stationery, business forms, supplies, advertising and promotional materials or any similar materials.

(c) With respect to Section 6.05(b), Purchaser shall use commercially reasonable efforts to minimize its use of the Tradenames and Trademarks, and, in any event, shall cease using the Tradenames and Trademarks on fixed assets as soon as practicable and in any event within one hundred eighty (180) days after the Closing. With respect to use of the Geon Trademark, Purchaser shall use the Geon Trademark in accordance with the Geon Trademark License Agreement, and shall neither establish the name of its business to include the word “Geon” or any word or phrase confusingly similar, nor erect new signage using the word “Geon” or any word or phrase confusingly similar, except as permitted under the Geon Trademark License Agreement.

(d) Unless otherwise provided in any Transaction Agreement or agreed in writing by Purchaser, as of and after the Closing, Seller and its Affiliates shall, and shall cause its sublicensees to, as soon as practicable but in no event later than one hundred eighty (180) days following the Closing: (i) cease using all Purchased Intellectual Property (and all Intellectual Property derived therefrom or confusingly similar thereto) in any manner (including using in or on marketing, investment or public relations materials, corporate names, Domain Names, email addresses, websites and advertising keywords), and (ii) remove all links to Domain Names or websites owned by Purchaser or its Affiliates from their websites and, without limiting any of Purchaser’s other rights or remedies, return all materials bearing or embodying the Purchased Intellectual Property to Purchaser, unless instructed in writing to destroy or delete them by Purchaser.

Section 6.06. Notices of Certain Events. From the date hereof until the Closing Date, each party shall promptly notify the other party of:

(a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and/or the Transaction Agreements; and

(b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement and the Transaction Agreements.

Section 6.07. ISRA Compliance.

(a) Seller shall, at its sole cost and expense, take any and all actions necessary to comply with ISRA as it applies to the sale of the Purchased Assets pursuant to this Agreement, and as it applies to Seller’s obligations under existing ISRA case number E93605.

(b) Purchaser hereby grants to Seller and its consultants and contractors the right to enter upon the Owned Real Property upon reasonable advance notice in order to perform or monitor the work necessary for Seller to comply with its ISRA obligations. Seller shall take commercially reasonable steps to avoid unreasonably interfering with the operations of Purchaser at the Owned Real Property. If any portion of the Owned Real Property suffers any material damage caused by Seller or its consultants or contractors pursuant to this access, including damage arising from sampling or testing conducted at the Owned Real Property, Seller shall reasonably repair such damage and restore the Owned Real Property substantially to the condition that existed immediately prior to such damage. If Purchaser transfers all or any portion of the Owned Real Property subject to ISRA to any other Person, Purchaser shall require such other Person to (x) grant to Seller the same right of access set forth in this Section 6.07(b), and (y) further require any future transferee of any portion of the Owned Real Property to grant to Seller the same right of access set forth in this Section 6.07(b).

(c) Purchaser shall reasonably cooperate with Seller to minimize costs incurred by Seller associated with Seller’s ISRA obligations, and Purchaser shall accept any Land Use Covenants and/or Land Use Restrictions and shall execute and record any deed notices and accept any Classification Exception Area designation for groundwater and otherwise execute and record all appropriate documents in connection therewith as Seller may request; provided, however, that such covenants, restrictions, and designations do not materially interfere with the continued utilization of the Owned Real Property for industrial uses as occurring and situated/configured at the time of Closing.

(d) Notwithstanding anything to the contrary herein, (i) Seller’s obligations under this Section 6.07 to the extent triggered by the sale of Purchased Assets pursuant to this Agreement shall terminate upon receipt of a written notice from a Governmental Authority indicating no further action is required (which notice may include a remediation in progress waiver), the issuance of a response action outcome (“RAO”), or the receipt of any equivalent notice from a licensed site remediation professional and (ii) Seller’s obligations under this Section 6.07 with respect to existing ISRA case number E93605 shall terminate upon the issuance of an RAO or no further action notice.

(e) If any such RAO, no further action notice or any equivalent notice referenced in Section 6.07(d) requires future monitoring, maintenance, reporting, and/or other requirements, including in connection with any Land Use Covenants and/or Land Use Restrictions, Remedial Action Permit or Classification Exception Area designation, then such monitoring, maintenance, reporting, and/or other requirements (excluding remediation), including in connection with any Land Use Covenants and/or Land Use Restrictions, Remedial Action Permit or Classification Exception Area designation, shall be performed by the Purchaser at Purchaser’s sole cost and expense, and Purchaser shall promptly provide Seller with copies of all submittals and correspondence with any Governmental Authority relating thereto.

(f) To the extent Purchaser or any of its agents, contractors, licensees or invitees (other than Seller and its contractors and agents) contributes to or exacerbates releases of or contamination by Hazardous Substances, or otherwise undertakes any construction, demolition or other actions which increase Seller’s cost to comply with ISRA relative to conditions existing as of the Closing, Purchaser shall reimburse Seller for the incremental increased cost to comply with ISRA within ten (10) Business Days of receiving an invoice from Seller.

Section 6.08. Consent Decree.

(a) Seller shall pay any civil penalty specified in Section IV of the Consent Decree with the United States of America attached hereto as Exhibit J (the “Consent Decree”), and implement any supplemental environmental projects specified in Section VII of the Consent Decree at Seller’s expense.

(b) Other than Seller’s obligations as set forth in Section 6.08(a) hereof, Purchaser shall assume and perform, at its sole cost and expense, all actions, obligations and requirements of the “Defendant” under the Consent Decree which have not been fully performed and satisfied prior to the Closing

(c) Following the Closing, Purchaser shall provide Seller with a reasonable opportunity of no less than ten (10) Business Days to review and comment upon the form and substance of any reports, certifications or material correspondence with the United States or State of Illinois concerning the Consent Decree, and Purchaser shall incorporate Seller’s reasonable comments as are necessary to comply with the Consent Decree.

(d) Seller shall reasonably cooperate with Purchaser concerning any requests by Purchaser to modify or terminate the Consent Decree following the Closing.

Section 6.09. Supplement to Disclosure Schedule. From time to time, beginning the date that is two (2) months after the date of this Agreement (but in any event no later than the fifth (5th) Business Day prior to the Closing), Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedule with respect to any matter relating to Seller’s representations and warranties made under Article 2 arising between the mid-point of the period of time between the date of this Agreement and the and the Closing Date and the Closing Date, which, if existing on the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Disclosure Schedule as of the Closing Date for all purposes under Article 11. For the avoidance of doubt, no Schedule Supplement shall contain any matter that existed as of the date of this Agreement, whether or not known to Seller, nor shall any Schedule Supplement amend, modify or update any disclosure pursuant to any provision of this Agreement other than Seller’s representations and warranties set forth in Article 2.

Section 6.10. Solicitation of Employees.

(a) By Purchaser. Except as explicitly set forth in Article 8, Purchaser agrees that neither it nor any of its Affiliates (including employees of the Business) shall, until the end of the three (3) year period immediately following the Closing Date, without the prior written consent of Seller, (a) solicit any individual who is an employee of Seller with aggregate 2012 annual compensation in excess of $50,000 as of the date hereof to leave his or her employment with Seller or in any way interfere with the employment relationship between Seller and any of its employees, or (b) hire or otherwise engage any individual who is an employee of Seller with whom Purchaser has had contact during the course of pursuing the transactions contemplated by this Agreement; provided, however, that Purchaser and its Affiliates will not be precluded from hiring any person (i) who responds to any general solicitation or advertisement (including any recruitment efforts conducted by any recruitment agency, provided that Purchaser or its Affiliates has not directed such recruitment efforts at such person), (ii) who contacts Purchaser or any of its Affiliates on his or her own initiative without any direct or indirect solicitation or encouragement from Purchaser or any of its Affiliates, other than any general solicitation or advertisement, or (iii) whose employment with Seller has been terminated by Seller for at least six (6) months.

(b) By Seller. Seller agrees that neither it nor any of its Affiliates shall, until the end of the three (3) year period immediately following the Closing Date, without the prior written consent of Purchaser, (a) solicit any individual who is an employee of Purchaser with aggregate 2012 annual compensation in excess of $50,000 as of the date hereof to leave his or her employment with Purchaser or in any way interfere with the employment relationship between Purchaser and any of its employees, or (b) hire or otherwise engage any individual who is an employee of Purchaser with whom Seller has had contact during the course of pursuing the transactions contemplated by this Agreement; provided, however, that Seller and its Affiliates will not be precluded from hiring any person (i) who responds to any general solicitation or advertisement (including any recruitment efforts conducted by any recruitment agency, provided that Seller or its Affiliates has not directed such recruitment efforts at such person), (ii) who contacts Seller or any of its Affiliates on his or her own initiative without any direct or indirect solicitation or encouragement from Seller or any of its Affiliates, other than any general solicitation or advertisement, or (iii) whose employment with Purchaser has been terminated by Purchaser for at least six (6) months.

Section 6.11. Post-Closing Access to Records. Other than with respect to Tax matters, which are governed solely by Article 7, after the Closing for a period of seven (7) years, the parties hereto will afford to each other reasonable access (with an opportunity to make copies) (subject to their obligation to maintain the confidentiality of any such Confidential Information) during normal business hours and upon reasonable notice, to their properties, records and other information relating to the Business, the Purchased Assets, the Assumed Liabilities, and the services provided pursuant to the Transition Services Agreement as they shall reasonably request for any reasonable business purpose relating to the Business, the Purchased Assets, the Assumed Liabilities, and the services provided pursuant to the Transition Services Agreement; provided, however, that any such access shall not: (i) unreasonably interfere with the conduct of the business of the party granting access; (ii) include access to minutes of any meetings or other related documents of such party’s Board of Directors or other governing body; and (iii) be granted if it could reasonably result in a loss of attorney-client privilege. The party granted access shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

ARTICLE 7

TAX MATTERS

Section 7.01. General. Notwithstanding any other provision in this Agreement, this Article 7 shall govern Tax matters.

Section 7.02. Tax Cooperation. Purchaser and Seller shall furnish to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Action relating to any Tax. The party requesting any such information shall bear all of the reasonable out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such information. Except with respect to information that is generally available to the public, the party requesting such information shall (a) hold all such information in the strictest confidence, except as required by applicable Law or which must be disclosed in connection with any audit or Taxing Authority inquiry, (b) shall disseminate such information only to its officers, directors, employees and representatives who have been advised of the confidential nature of such information, and only on an as-needed basis, (c) shall return promptly, upon request of the other party, all copies of the information received by it, and (d) shall take all steps necessary to cause its officers, directors, employees and representatives to comply with the terms and conditions of this Section 7.02. Purchaser and Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of seven years following the Closing. Purchaser and Seller shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Business. Notwithstanding the foregoing, Purchaser shall not have access to any books, records, Tax

Returns or other information of Seller that do not relate exclusively to the Purchased Assets, the Assumed Liabilities or the Business; provided that Seller will provide access to such information in redacted form to the extent reasonably practicable.

Section 7.03. Real and Personal Property Taxes.

(a) Real and personal property Taxes imposed on or relating to the Purchased Assets for the current Tax year shall be prorated between Seller and Purchaser effective as of the Closing and shall be adjusted as of the Closing, together with the prorations described in Section 1.06. If any Tax proration is based upon an estimate at Closing, a post-Closing adjustment shall be made by cash settlement between Seller and Purchaser within 30 days after receipt of the actual expense invoices or Tax bill, which adjustment obligation shall survive the Closing. Proration of Taxes that are undetermined as of the Closing Date (i) shall be based on the most recently available Tax rate and valuation, giving effect to applicable exemptions, recently-voted millage, change in valuation, and similar items, whether or not officially certified to the appropriate Taxing Authority as of the Closing Date, (ii) shall use a 365-day year and (iii) shall be subject to post-Closing adjustment as provided in the previous sentence. Purchaser shall be responsible for any increase in Taxes or additional Taxes or assessments imposed on or with respect to the Purchased Assets after Closing, whether by reason of the purchase and sale effected by this Agreement, any subsequent change of ownership or use, or otherwise. To the extent that any such increase affects a pre-Closing period, Purchaser shall be responsible for and shall indemnify Seller against such Taxes. On or before the Closing, Seller shall pay all delinquent property Taxes or special assessments not contested by Seller in good faith, which contested Taxes or assessments shall remain Seller’s liability.

(b) All refunds of real or personal property Taxes, including interest received thereon, received with respect to the Purchased Assets (the “Property Tax Refunds”) for a Pre-Closing Period shall be the property of Seller. All Property Tax Refunds for periods or portions of periods beginning after the Closing Date shall be the property of Purchaser. If a Property Tax Refund belonging to Seller is received by Purchaser, then Purchaser shall remit such refund to Seller within fourteen (14) days of receipt by Purchaser. If a Property Tax Refund belonging to Purchaser is received by Seller, then Seller shall remit such refund to Purchaser within fourteen (14) days of receipt by Seller. Seller and Purchaser shall reasonably cooperate with each other to pursue and obtain Property Tax Refunds; provided, however, that Seller retain the exclusive right to apply for Property Tax Refunds and to appeal property Tax assessments pertaining to all periods ending on or before the Closing Date (collectively, the “Pre-Closing Appeals”). All proceedings relating to Pre-Closing Appeals, to the extent practicable, shall be conducted by and in the name of Seller and as directed by Seller. The provisions of this Section 7.03 shall survive the Closing.

Section 7.04. Transfer Taxes.

(a) Seller shall timely file all Tax Returns with respect to all excise, sales, use, value added, registration, stamp, recording, documentary, conveyancing, franchise,

transfer, transaction privilege and similar Taxes, levies, charges and fees incurred in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) and shall pay one half of all Transfer Taxes owed, and Purchaser shall pay one half of all Transfer Taxes owed, whether or not reflected on a Tax Return. Within thirty (30) days after payment, Seller shall provide Purchaser with copies of all such returns and evidence that all such Taxes have been paid. Purchaser and Seller shall reasonably cooperate to reduce or eliminate Transfer Taxes to the extent permitted by applicable Law. If a party pays a Transfer Tax assessment by a Taxing Authority in excess of such party’s one half of all such Transfer Taxes, the party that paid such excess shall be reimbursed by the other party so that each party shall have paid one-half of all such Transfer Taxes, such reimbursement to be made for any such Transfer Tax (together with interest and penalties) within fourteen (14) days of written demand therefor.

(b) Purchaser shall provide Seller at the Closing with a valid resale exemption certificates for all tangible personal property, including inventory, for which Purchaser intends to claim a resale exemption from sales or use Tax. To the extent that Purchaser does not provide Seller with a valid resale exemption certificate, Seller intends to withhold sales or use Tax.

Section 7.05. Certain Actions. Seller shall not file any Tax Return or amended Tax Return with regard to the Business that would affect materially the Tax liability of Purchaser or any of its Affiliates without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

ARTICLE 8

EMPLOYEES AND EMPLOYEE BENEFITS

Section 8.01. Employees and Offers of Employment.

(a) No later than ten (10) Business Days prior to the anticipated Closing Date, Purchaser shall, or shall cause one of its Affiliates to, make an offer (which shall be memorialized in writing) of at-will employment, on terms and conditions consistent with the requirements set forth in Section 8.01(b), to each Employee (whether full-time or part-time, actively employed, or on short-term disability leave, authorized leave of absence, workers’ compensation leave, military service or lay-off with recall rights as of the Closing) to become employed by Purchaser or one of its Affiliates effective as of the Closing. Each Employee who does not specifically decline such offer of employment and commences employment with Purchaser pursuant to this Section 8.01(a) is hereinafter referred to as a “Transferred Employee.”

(b) Each offer of employment contemplated by Section 8.01(a) shall, subject to the additional requirements of any at-will employment contract, provide that the Employee will (i) have duties and responsibilities that are no less favorable than those that applied to such Employee immediately prior to the Closing Date, (ii) have a principal place of employment at a location within the United States, and (iii) for the one-year period commencing on the Closing Date, be entitled to receive, in each case as applicable, (A) the same base salary or hourly base wage rate as in effect for such Employee immediately prior to the Closing Date; (B) an annual cash target bonus opportunity that is at least equal to the annual cash target bonus opportunity in effect for such Employee immediately prior to the Closing Date, subject to terms and conditions substantially similar to those in effect for similarly situated employees of Purchaser and its Affiliates; and (C) employee benefits (including retirement benefits) that are substantially similar in the aggregate to the employee benefits (including retirement benefits, but excluding any defined benefit pension or equity-based benefits or compensation) made available to such Employee by Seller and its Affiliates immediately prior to the Closing Date. In addition, Purchaser, or the applicable Affiliate, will cause each written offer to include any such other terms and conditions as are necessary to ensure that Seller shall incur no Liability whatsoever under the federal Worker Adjustment and Retraining Notification Act or analogous state or local Law or any severance plan or arrangement maintained by Seller and applicable to the Employees.

(c) Purchaser shall comply with any and all Laws governing employment discrimination and employment relations in connection with its hiring processes and procedures for the employment of the Transferred Employees.

Section 8.02. Purchaser Benefit Plans.

(a) Purchaser shall cause all plans and programs of Purchaser and its Affiliates in which Transferred Employees may be eligible to participate after the Closing to recognize all service of the Transferred Employees with Seller or any of its predecessors and Affiliates to the same extent as such service was counted under similar benefit plans of Seller or any of its predecessors and Affiliates for purposes of eligibility to participate, vesting and for purposes of determining severance, vacation, sickness and personal days or paid time off provided by Purchaser, except that no such credit shall be given for purposes of determining benefit accruals under any pension, retirement or deferred compensation plans of Purchaser, and in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service. For each self-funded medical, dental or health benefit plan of Purchaser, Purchaser shall cause there to be waived any pre-existing condition, exclusion, and waiting period with respect to participation and coverage under any such health benefit plan in which such Transferred Employees (or the eligible dependants thereof) may be eligible to participate after the Closing and give effect, in determining any deductible, coinsurance and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Transferred Employees (or the eligible dependants thereof) during the applicable plan year of the applicable Employee Plan in which such transfer occurs, provided, that Seller provides the necessary data to Purchaser as soon as practicable following Closing; provided, further that such Transferred Employees and dependents were enrolled in comparable Seller Employee Plans immediately prior to the Closing; provided, however, that the foregoing shall not apply to the extent it would result in duplication of benefits. To the extent that Purchaser maintains any fully insured medical, dental or health benefit plan, Purchaser shall obtain the agreement of any applicable insurance carrier under the relevant insurance contract for each health benefit plan of Purchaser in which the Transferred Employees become participants to comply with the immediately preceding sentence.

(b) Purchaser shall (i) credit each Transferred Employee with the unused vacation, sick leave or personal days to which the Transferred Employee is entitled through the Closing Date to the extent that (x) Seller shall have disclosed to Purchaser such unused vacation, sick leave or personal days prior to the Closing Date, and (y) an adjustment in favor of Purchaser is made pursuant to Section 1.07 for the aggregate amount of the Liability represented by such unused vacation, sick leave or personal days, and (ii) ensure that such vacation, sick leave or personal days are not subject to forfeiture to the same extent not subject to forfeiture under the applicable Employee Plans as in effect immediately prior to the Closing Date; provided, however, that if Seller shall be required by applicable Law to pay any Transferred Employee the cash value of his or her unused vacation, sick leave or personal days described in this Section 8.02(b) because of a failure of Purchaser to comply with its obligations under this clause (b), then Purchaser shall reimburse Seller for the amount so paid by Seller and shall not be required to honor such vacation, sick leave or personal days.

(c) Purchaser shall have the sole responsibility for “continuation coverage” benefits for all Transferred Employees and “qualified beneficiaries” of Transferred Employees for whom a “qualifying event” occurs after the Closing Date. Seller shall retain any such responsibility with respect to all Employees (or other employees of Seller and its Affiliates) and their “qualified beneficiaries” who do not become Transferred Employees and for all Transferred Employees and “qualified beneficiaries” of Transferred Employees for whom a “qualifying event” occurs before or on the Closing Date. The terms “continuation coverage,” “qualified beneficiaries” and “qualifying event” shall have the meanings ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA.

(d) Except as specifically set forth in this Agreement: (i) Purchaser shall not be obligated to assume, continue or maintain any of the Employee Plans; (ii) no assets or liabilities of the Employee Plans shall be transferred to, or assumed by, Purchaser or Purchaser’s benefit plans; and (iii) Seller and its Affiliates shall be solely responsible for funding and/or paying any benefits under any of the Employee Plans or any other benefit or compensation plans maintained by Seller or its Affiliates, including any incentive compensation, equity compensation, termination benefits and other employee entitlements accrued or payable under such plans.

Section 8.03. Workers’ Compensation Claims. As of the Closing, Purchaser shall (i) assume and become solely responsible for any and all workers’ compensation claims of any Transferred Employee (including (A) injuries that relate entirely to an accident that occurred or injury that was identifiably sustained on or before the Closing Date, regardless of whether such claims are filed by such Transferred Employee before or after the Closing Date, (B) injuries identifiably sustained by Transferred Employees after the Closing Date that are aggravations or reinjuries of injuries or illnesses that were sustained on or before the Closing Date and (C) treatment after the Closing Date required by Transferred Employees following complete recovery from injuries sustained on or before the Closing Date) and (ii) establish and maintain appropriate workers’ compensation insurance with respect to claims relating to Transferred Employees. Seller shall retain responsibility for any workers’ compensation claims of any Employees (or other employees of Seller and its Affiliates) who do not become Transferred Employees.

Section 8.04. W-2 Matters. Pursuant to IRS Revenue Procedure 2004-53, Purchaser and Seller shall apply the “standard” method for purposes of employee payroll reporting with respect to Transferred Employees for the calendar year in which the Closing Date occurs.

Section 8.05. No Third Party Beneficiaries; Enforcement. The provisions of this Article 8 are solely for the benefit of the parties to this Agreement and no Employee or current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary to this Agreement. Nothing in this Article 8, express or implied, shall: (a) give rise to any rights, claims, benefits, causes of action or remedies, including any right to employment or continued employment for any period or terms of employment, of any nature whatsoever, to any Employee, any representative of any such Employee, or any third party whatsoever (including any Governmental Authority), (b) subject to Section 8.01 and Section 8.02, be interpreted to prevent or restrict Purchaser or its Affiliates from modifying or terminating the employment or terms of employment of any Transferred Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Closing Date or (c) be treated as an amendment or other modification of any Employee Plan or other employee benefit plan or arrangement.

ARTICLE 9

CONDITIONS TO CLOSING

Section 9.01. Conditions to Each Party’s Obligations. The obligations of each party hereto to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions:

(a) any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated and the Required Regulatory Approvals shall have been obtained;

(b) all other consents, waivers and approvals from Governmental Authorities, if any, disclosed in Section 2.04 of the Disclosure Schedule or that are otherwise required to consummate the transactions contemplated hereby shall have expired, been terminated, been made or been obtained; and

(c) no provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the consummation of the transactions contemplated hereby.

Section 9.02. Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction of the following further conditions:

(a) (i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) (A) the representations and warranties of Seller contained in Section 2.01 and Section 2.02 shall be true and correct in all respects as of the Closing Date as if made at and as of such time, and (B) all other representations and warranties of Seller contained in Article 2 hereof shall be true and correct (without giving effect to any “material”, “materially”, “Material Adverse Effect”, “material adverse effect”, or similar qualifiers contained in any of such representations and warranties other than those contained in Section 2.05(a), Section 2.05(c), Section 2.06, Section 2.09(d), Section 2.10, Section 2.12(a), Section 2.13(a), Section 2.13(b), Section 2.13(c), Section 2.14(a), Section 2.16, Section 2.21(b), Section 2.22 and Section 2.26) as of the Closing Date as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all respects as of such specified date), except for such failures to be true and correct that do not have and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) Purchaser shall have received a certificate signed by an officer of Seller to the foregoing effect.

(b) Seller shall have delivered, or caused to be delivered, to Purchaser all of the deliveries required by Section 1.05(c)(i)-(xii).

(c) Seller shall have delivered written evidence that all material filings, notices, consents or approvals that are required to be made or obtained prior to the Closing pursuant any so called “transaction triggered” provisions of any Environmental Law in connection with the consummation of the transaction contemplated by this Agreement, including any and all filings, notices, consents and approvals required under ISRA prior to the Closing, have been made or obtained.

(d) Since the date hereof there shall not have occurred any event, circumstance, development, state of facts, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 9.03. Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction of the following further conditions:

(a) (i) Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Purchaser contained in this Agreement and in any certificate or other writing delivered by Purchaser pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date) and (iii) Seller shall have received a certificate signed by an officer of Purchaser to the foregoing effect.

(b) Purchaser shall have delivered, or caused to be delivered, to Seller, all of the deliveries required by Section 1.05(b)(i)-(xi).

Section 9.04. Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in Section 9.01, Section 9.02 or Section 9.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations to consummate the transactions contemplated by this Agreement and the Transaction Agreements as required by the provisions of this Agreement, including Section 6.01 and Section 6.02.

ARTICLE 10

TERMINATION

Section 10.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written agreement of Seller and Purchaser;

(b) by either Seller or Purchaser if:

(i) the Closing shall not have been consummated on or before the one (1) year anniversary of the date of this Agreement (the “Termination Date”) solely as a result of the failure of the condition set forth in Section 9.01(a) to be satisfied or waived; provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement; or

(ii) any court or other Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law or Governmental Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, however, that the party seeking to terminate pursuant to this Section 10.01(b)(ii) shall have complied with its obligations under Section 6.02;

(c) by Seller if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Purchaser contained in this Agreement such that the condition set forth in Section 9.03(a) would not be satisfied, and which is not curable or, if curable, shall not have been cured prior to the earlier of (i) twenty (20) Business Days following notice of such breach and (ii) the day that is five (5) Business Days prior to the Termination Date or Drop Dead Date, as applicable; provided, however, that Seller may not terminate this Agreement pursuant to this Section 10.01(c) if Seller is in material breach of this Agreement;

(d) by Purchaser if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Seller contained in this Agreement such that the condition set forth in Section 9.02(a) would not be satisfied, and which is not curable or, if curable, shall not have been cured prior to the earlier of (i) twenty (20) Business Days following notice of such breach and (ii) the day that is five (5) Business Days prior to the Termination Date or Drop Dead Date, as applicable; provided, however, that Purchaser may not terminate this Agreement pursuant to this Section 10.01(d) if Purchaser is in material breach of this Agreement; or

(e) by either Seller or Purchaser if the Closing shall not have been consummated on or before the date that is fifteen (15) months after the date of this Agreement (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(e) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur on or before the Drop Dead Date and such action or failure to perform constitutes a breach of this Agreement.

Section 10.02. Method of Termination. In the event of termination by Seller or Purchaser pursuant to Section 10.01, written notice thereof describing in reasonable detail the basis for such termination shall immediately be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

(a) Purchaser shall return all documents and other material received from Seller or any of its Affiliates or Representatives relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller; and

(b) all confidential information received by Purchaser with respect to the business of Seller shall be treated in accordance with Section 5.01, which shall remain in full force and effect notwithstanding the termination of this Agreement.

Section 10.03. Effect of Termination. Except as otherwise set forth in this Section 10.03, if this Agreement is terminated pursuant to Section 10.01, such termination shall be without liability of any party hereto (or any equityholder, director, officer, employee, agent, consultant or representative of any such party) to any other party to this Agreement; provided, however, that nothing herein shall relieve any party from liability for any willful breach hereof. The provisions of Section 5.01 (Confidentiality), Section 6.04 (Public Announcements), Section 10.03 (Effect of Termination) and Article 12 (Miscellaneous) shall survive any termination of this Agreement pursuant to Section 10.01. Notwithstanding any other provision of this Agreement to the contrary, if this Agreement is terminated pursuant to Section 10.01(b)(i) or Section 10.01(b)(ii), or by Seller pursuant to Section 10.01(c)

(solely as a result of Purchaser’s failure to satisfy its obligations pursuant to Section 6.02), Purchaser shall pay to Seller, by wire transfer of immediately available funds to an account or accounts designated in writing by Seller, a cash amount equal to $15,000,000 (the “Termination Fee”). Purchaser shall pay the Termination Fee to Seller concurrently with the termination of this Agreement as described in the preceding sentence. The Termination Fee shall not be subject to offset or deduction of any kind. Seller hereby agrees that, notwithstanding anything to the contrary contained in this Agreement, receipt of the Termination Fee shall be Seller’s sole and exclusive remedy with respect to the termination of this Agreement pursuant to Section 10.01(b)(i) or Section 10.01(b)(ii), or by Seller pursuant to Section 10.01(c) (solely as a result of Purchaser’s failure to satisfy its obligations pursuant to Section 6.02).

ARTICLE 11

SURVIVAL; INDEMNIFICATION

Section 11.01. Survival.

(a) The representations and warranties contained in this Agreement will survive for sixteen (16) months following the Closing Date; provided, however, that the representations and warranties contained in Section 2.01 (Organization), Section 2.02 (Authority; Enforceability), Section 2.03 (Non-Contravention), Section 2.07 (Taxes), Section 2.10 (Employee Benefits), Section 2.16 (Title to Purchased Assets), Section 3.01 (Organization), Section 3.02 (Authority; Enforceability) and Section 3.03 (Non-Contravention) will survive until the expiration of the applicable statute of limitations (giving effect to any extensions and waivers thereof).

(b) The covenants and agreements of the parties hereto contained in this Agreement shall survive in accordance with their respective terms.

Section 11.02. Indemnification of Purchaser by Seller.

(a) From and after the Closing Date, Seller shall indemnify and save and hold harmless Purchaser and its officers, directors and Affiliates (collectively, the “Purchaser Indemnified Parties”) from and against any Covered Losses suffered by any such Purchaser Indemnified Parties resulting from or arising out of: (i) failure of any representation or warranty of Seller in Article 2 hereof to be true and correct in all respects (without giving effect to any “material”, “materially”, “Material Adverse Effect”, “material adverse effect”, or similar qualification contained in any such representation or warranty except for those appearing in all capitalized text, the term “Material Contract” or those contained in Section 2.05 and Section 2.06) on and as of the date of this Agreement and on and as of the Closing Date as if made on such date (other than those made on a specified date, which shall be true and correct in all respects as of such specified date); (ii) any nonfulfillment or breach of any covenant or agreement made by Seller in this Agreement that survives the Closing Date pursuant to Section 11.01(b); (iii) any Retained Liability; and (iv) any Taxes related to the Business or the Purchased Assets for Pre-Closing Periods, any Taxes imposed on Seller and any Transfer Taxes for which Seller is liable in accordance with Section 7.04(a). For the avoidance of doubt, Seller’s obligations to indemnify and hold harmless the Purchaser Indemnified Parties pursuant to clause (ii) of the immediately preceding sentence shall not terminate until the full performance of the relevant covenants in accordance with their terms.

(b) The Purchaser Indemnified Parties shall not be entitled to assert any indemnification claim pursuant to Section 11.02(a)(i) with respect to misrepresentations of or inaccuracies in the representations and warranties of Seller in Article 2 hereof after the expiration of the applicable survival period pursuant to Section 11.01(a); provided, however, that if, on or prior to such expiration of the applicable survival period, a notice of claim shall have been given to Seller in accordance with Section 11.04 for such indemnification, the Purchaser Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article 11.

(c) Any indemnification of a Purchaser Indemnified Party pursuant to this Section 11.02 shall be effected by wire transfer or transfers of immediately available funds from Seller to an account or accounts designated in writing by the applicable Purchaser Indemnified Party to Seller within fifteen (15) days after the final determination thereof. In the event Seller does not pay any amount payable under this Section 11.02 within the time period set forth above, Seller shall pay interest on such amount due at a rate of twelve percent (12%) per annum, which shall accrue from the due date for such payment to the date of actual payment, based on a 360-day year.

Section 11.03. Indemnification of Seller by Purchaser.

(a) From and after the Closing Date, Purchaser shall indemnify and save and hold harmless Seller and its officers, directors and Affiliates (collectively, the “Seller Indemnified Parties”) from and against any Covered Losses suffered by any such Seller Indemnified Parties resulting from or arising out of: (i) failure of any representation or warranty of Purchaser contained in Article 3 hereof to be true and correct in all respects (without giving effect to any “material adverse effect,” or similar qualification contained in any such representation or warranty) on and as of the date of this Agreement and on and as of the Closing Date as if made on such date (other than those made on a specified date, which shall be true and correct in all respects as of such specified date); (ii) any nonfulfillment or breach of any covenant or agreement made by Purchaser in this Agreement that survives the Closing Date pursuant to Section 11.01(b); and (iii) any Assumed Liability. For the avoidance of doubt, Purchaser’s obligations to indemnify and hold harmless the Seller Indemnified Parties pursuant to clause (ii) of the immediately preceding sentence shall not terminate until the full performance of the relevant covenants in accordance with their terms.

(b) The Seller Indemnified Parties shall not be entitled to assert any indemnification claim in accordance with Section 11.03(a)(i) with respect to misrepresentations of or inaccuracies in the representations and warranties of Purchaser in Article 3 hereof after the expiration of the applicable survival period pursuant to Section 11.01(a); provided, however, that if on or prior to the expiration of the applicable survival period, a notice of claim shall have been given to Purchaser pursuant to Section 11.04 for such indemnification, the Seller Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article 11.

(c) Any indemnification of a Seller Indemnified Party pursuant to this Section 11.03 shall be effected by wire transfer or transfers of immediately available funds from Purchaser to an account or accounts designated by the applicable Seller Indemnified Party to Purchaser within fifteen (15) days after the final determination thereof. In the event Purchaser does not pay any amount payable under this Section 11.03 within the time period set forth above, Purchaser shall pay interest on such amount due at a rate of twelve percent (12%) per annum, which shall accrue from the due date for such payment to the date of actual payment, based on a 360-day year.

Section 11.04. Procedures Relating to Indemnification.

(a) In order for an indemnified party to be entitled to any indemnification provided for under this Article 11 in respect of, arising out of or involving a claim or demand made by any Person (other than a party hereto or Affiliate thereof) against the indemnified party (a “Third-Party Claim”), such indemnified party must notify the indemnifying party in writing (a “Claims Notice”), and in reasonable detail, of the Third-Party Claim as promptly as reasonably practicable after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure to provide a Claims Notice shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. The indemnified party shall deliver to the indemnifying party, within ten (10) Business Days after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim.

(b) If a Third-Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses by notifying the indemnified party in writing within forty-five (45) days after its receipt of the applicable Claims Notice, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided, that if the answer period applicable to such Third-Party Claim is less than forty-five (45) days, the indemnified party may begin such defense prior to the expiration of the foregoing forty-five (45) day period. In the event that the indemnifying party assumes the defense of a Third-Party Claim in accordance with this Section 11.04(b), for the ninety (90) day period following its receipt of the applicable

Claims Notice (the “Discovery Period”), the indemnifying party shall be entitled to reasonable discovery with respect to the indemnifiable nature of the Third-Party Claim. The indemnifying party and the indemnified party shall reasonably cooperate with each other with respect to such discovery. If the indemnifying party does not provide written notice to the indemnified party by the end of the Discovery Period that it no longer desires to assume the defense of the Third-Party Claim, the claims included in that Third-Party Claim will be conclusively established for purposes of this Agreement as within the scope of and subject to indemnification hereunder. If the indemnifying party does not assume the defense of a Third-Party Claim in accordance with this Section 11.04(b), the indemnified party may continue to defend the Third-Party Claim at the expense of the indemnifying party to the extent the Third-Party Claim is indemnifiable hereunder. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless the Third-Party Claim involves potential conflicts of interest between the indemnified party and the indemnifying party. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. Notwithstanding anything in the foregoing to the contrary, the indemnifying party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the indemnified party if (i) such Third-Party Claim is reasonably foreseeable to result in Covered Losses which are more than one hundred fifty percent (150%) of the amount indemnifiable by such indemnifying party pursuant to this Section 11.04; (ii) such Third-Party Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (iii) such Third-Party Claim seeks an injunction or equitable relief against the indemnified party (other than immaterial equitable claims that are ancillary to a claim for monetary damages); or (iv) upon petition by the indemnified party, the appropriate court rules that the indemnifying party failed or is failing to vigorously prosecute or defend such Third-Party Claim (or the indemnified party does so pursuant to this Section 11.04). The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim, and the use of reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third-Party Claim, the indemnified party shall not admit any Liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that if the indemnifying party does not notify the indemnified party within ten (10) days after the receipt of the indemnified party’s notice of a Third Party Claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The indemnifying party may pay, settle or compromise a Third-Party Claim without the written consent of the indemnified party, so long as such settlement includes (i) an unconditional release of the indemnified party from all Liability in respect of such Third-Party Claim (and the indemnified party is fully indemnified in connection therewith), (ii) does not subject the indemnified party to any injunctive relief or other equitable remedy, and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(c) If any indemnified party desires to assert any claim for indemnification provided for under this Article 11 other than a claim in respect of, arising out of or involving a Third-Party Claim, such indemnified party shall notify the indemnifying party in writing, and in reasonable detail (taking into account the information then available to such indemnified party), of such claim promptly after becoming aware of the existence of such claim; provided, however, that the failure of an indemnified party to notify the indemnifying party shall relieve the indemnifying party from its obligation to indemnify only to the extent that the indemnifying party is actually prejudiced as a result of such failure.

(d) Notwithstanding anything contained in this Agreement to the contrary, with respect to a Third-Party Claim regarding Taxes, (i) Seller has the right to control the defense of such claim only if it solely relates to Taxes (x) attributable to the Purchased Assets or the Business with respect to any taxable year or other taxable period that ends on or prior to the Closing Date or (y) imposed solely on Seller and (ii) neither Seller nor Purchaser shall settle any such claim without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed; provided that neither party may withhold consent to any such resolution that requires only the payment of a lump sum by the indemnifying party.

Section 11.05. Mitigation. Purchaser and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim or liability. In the event that Purchaser or Seller shall fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any Covered Losses that would reasonably be expected to have been avoided if Purchaser or Seller, as the case may be, had made such efforts.

Section 11.06. Access to Information and Effect on Remedies.

(a) Purchaser acknowledges that it and its Representatives have been permitted full and complete access to the books and records, facilities, Equipment, Tax Returns, Contracts and other properties and assets of the Business that it and its Representatives have desired or requested to see or review, and that it and its

Representatives have had a full opportunity to meet with the officers and employees of the Business to discuss the Business. Purchaser acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Business, and in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied solely on the results of its own independent investigation and verification and the representations and warranties expressly and specifically set forth in Article 2. The representations and warranties expressly and specifically set forth in Article 2 constitute the sole and exclusive representations, warranties, and statements of any kind of Seller or any other Person in connection with the transactions contemplated hereby, and Purchaser understands, acknowledges and agrees that all other representations, warranties, and statements of any kind or nature express or implied (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Business, or the quality, quantity or condition of the Purchased Assets) are specifically disclaimed. Purchaser acknowledges that (i) neither Seller nor any other Person has made any representation or warranty, express or implied, as to the Business, the Purchased Assets, the Assumed Liabilities or the accuracy or completeness of any information regarding the Business, the Purchased Assets, the Assumed Liabilities furnished or made available to Purchaser and its Representatives, except as expressly set forth in this Agreement or the Disclosure Schedule, (ii) Purchaser has not relied on any representation or warranty from Seller or any other Person in determining to enter into this Agreement, except as expressly set forth in this Agreement or the Disclosure Schedule, and (iii) neither Seller nor any other Person shall have been or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including any information, documents or material made available to Purchaser in any “data rooms,” management presentations or in any other form in expectation or contemplation of the transactions contemplated hereby. Purchaser acknowledges that, should the Closing occur, Purchaser shall acquire the Purchased Assets without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the right to indemnification, reimbursement or other remedy based upon any representations, warranties, covenants or obligations contained in this Agreement, shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

(b) In connection with the investigation by Purchaser of the Business, the Purchased Assets and the Assumed Liabilities, Purchaser has received or may receive from Seller certain projections, forward-looking statements and other forecasts and certain business plan information. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Purchaser shall neither have nor make any claim against anyone with respect thereto. Accordingly, Purchaser acknowledges that neither Seller nor any other Person makes any representation, warranty, or other statement with respect to, and Purchaser is not relying on, such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

Section 11.07. Limitations on Indemnification.

(a) Seller shall have no Liability for indemnification pursuant to Section 11.02(a)(i) with respect to Covered Losses for which indemnification is provided thereunder unless such Covered Losses exceed in the aggregate $2,000,000 (the “Basket”), in which case Seller shall be liable for all such Covered Losses in excess of the Basket; provided, however, that, notwithstanding anything to the contrary herein, (i) in no event shall the aggregate amount to be paid by Seller hereunder exceed $18,750,000, and (ii) Seller shall only be liable for any individual Covered Loss or group of related Covered Losses in excess of $100,000; provided further, that for purposes of this Section 11.07(a), if any representation or warranty of Seller subject to indemnification hereunder is qualified or limited by the terms “material”, “materially”, “Material Adverse Effect”, “material adverse effect”, or similar qualification except for those appearing in all capitalized text, the term “Material Contract” or those contained in Section 2.05 and Section 2.06, but excluding any dollar amount, such qualification and/or limitation shall in all respects be ignored and given no effect for purposes of determining the amount of any such Covered Loss. Notwithstanding anything herein to the contrary, the limitations set forth in this Section 11.07(a) shall not apply to Covered Losses incurred by any Purchaser Indemnified Parties in connection with or arising from any breach of any representation or warranty of Seller in Section 2.01 (Organization), Section 2.02 (Authorization; Enforceability), Section 2.19 (Sufficiency of Assets) or Section 2.21 (Finders; Brokers).

(b) The amount of any and all Covered Losses under this Article 11 will be determined net of any amounts (after Taxes and any costs of investigation and collection) received by any party or any Affiliate of such party under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or Contract under which or pursuant to which such party or such party’s Affiliates is a party or has rights.

(c) Notwithstanding any provision of this Agreement to the contrary, no Purchaser Indemnified Party will be entitled to any indemnification under this Article 11 with regard to any matter that (i) was reserved for in the Financial Statements, or (ii) is included in the Final Working Capital, as finally determined pursuant to Section 1.07.

(d) Notwithstanding any provision of this Agreement to the contrary, no indemnified party shall be entitled to recover from an indemnifying party more than once in respect of the same Covered Loss.

Section 11.08. Exclusive Remedy. This Article 11 shall be the exclusive remedy of the parties hereto following the Closing for any losses arising out of any misrepresentation or breach of the representations, warranties, covenants or agreements of the parties contained in this Agreement, except for (a) claims of fraud or (b) as otherwise provided in this Agreement. In furtherance of the foregoing, each of the parties hereto hereby waives and releases, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the other party hereto (including such party’s respective Affiliates), arising under or based upon any Law, other than the right to seek indemnity pursuant to this Article 11.

Section 11.09. Subrogation. After any indemnification payment is made pursuant to this Article 11, the indemnifying party shall, to the extent of such payment, be subrogated to all rights (if any) of the indemnified party against any third party in connection with the Covered Losses to which such payment relates. Without limiting the generality of the preceding sentence, any indemnified party receiving an indemnification payment shall execute, upon the written request of the indemnifying party, any instrument reasonably necessary to evidence such subrogation rights.

Section 11.10. Environmental Indemnification Exclusive Remedy and Limitations. Purchaser understands and agrees that each Purchaser Indemnified Party’s right to indemnification under either (a) Section 11.02(a)(i) for breach of the representations and warranties contained in Section 2.15 or (b) Section 11.02(a)(ii) for any breach of the covenants set forth in Section 6.07 or Section 6.08 shall constitute its sole and exclusive remedy against Seller and its Affiliates with respect to any environmental, health, or safety matter relating to the past, current, or future facilities, properties, or operations of Seller, the Business or the Purchased Assets and all of their predecessors or Affiliates (as applicable), including any such matter arising under any Environmental Law. Except for Purchaser’s right to seek indemnification for any Covered Losses for which Seller is obligated to indemnify Purchaser pursuant to Section 11.02, Purchaser hereby waives any right, whether arising at law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from Seller or any of its Affiliates, and hereby releases Seller and its Affiliates from any claim, demand or liability, in each case with respect to any such environmental, health, or safety matter (including any arising under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. and any other Environmental Laws). Seller shall have no obligation to indemnify the Purchaser Indemnified Parties with respect to Covered Losses arising from any conditions of contamination identified through any environmental sampling or testing after the Closing Date unless such sampling or testing is (w) required by Environmental Law or (x) required to be conducted in response to any third-party claim, action, suit or proceeding alleging that Hazardous Substances have migrated offsite from land, buildings or improvements belonging to the Business. Seller’s obligation to indemnify the Purchaser Indemnified Parties with respect to any Covered Losses arising from conditions of contamination shall be limited to investigatory, corrective or remedial action required by Environmental Law assuming continued

industrial use of the subject property. Purchaser shall accept and, if requested by Seller, execute and record any Land Use Covenants or Land Use Restrictions employed in connection with Seller’s obligations to indemnify the Purchaser Indemnified Parties with respect to any Covered Losses arising from conditions of contamination, provided that such Land Use Covenants or Land Use Restrictions shall not materially interfere with the continued utilization of the Owned Real Property for industrial uses as occurring and situated/configured as of the Closing.

Section 11.11. Dispute Resolution. Each party agrees to submit monetary claims, disputes, controversies, or other matters in question arising out of the matters covered by this Article 11 (“Disputes”) to an independent expert appointed in accordance with this Section 11.11 (the “Independent Expert”), who shall serve as sole mediator for non-binding mediation. The Independent Expert shall be appointed by mutual agreement of Seller and Purchaser from among candidates with experience and expertise in the area that is the subject of such Dispute. If Disputes to be resolved by the parties with assistance of the Independent Expert are not resolved to the satisfaction of both parties within forty-five (45) days after appointment of the Independent Expert, then either party may immediately terminate such non-binding mediation and may seek relief in accordance with Article 12 with respect to such Disputes. The fees and expenses of the Independent Expert shall be borne equally by the parties. For the avoidance of doubt, any Disputes resolved in writing between Seller and Purchaser within such forty-five (45) day period shall be final and binding on the parties for all purposes hereunder, however, the Independent Expert shall not be authorized to resolve finally any Disputes between the parties and no determination of the Independent Expert shall resolve any Dispute, be binding on the parties or be entered in any court of competent jurisdiction.

ARTICLE 12

MISCELLANEOUS

Section 12.01. Definitions. The following terms, as used herein, have the following meanings:

“Accounting Firm” has the meaning set forth in Section 1.06(a).

“Accounts Payable” means all accounts payable (including accounts payable that Seller paid by check or bank draft on or before the Closing Date, which check or bank draft has not cleared by the Closing) of Seller arising out of the operation or conduct of the Business.

“Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any third party to Seller arising out of the operation or conduct of the Business.

“Action” means any claim, action, suit, proceeding at law or equity, arbitration or administrative or other proceeding or investigation by, before or against any Governmental Authority or arbitral tribunal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person; and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 1.08.

“Alternate Transaction” has the meaning set forth in Section 4.08(a).

“Antitrust Filings” has the meaning set forth in Section 6.02.

“Antitrust Laws” shall mean the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12 27, 29 U.S.C. §§ 52 53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. § 41-58, as amended; and all other Laws and Governmental Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or lessening of competition through merger or acquisition.

“Assigned Contracts” means the Contracts set forth in clause (b)(i) of the definition of “Purchased Assets.”

“Assignment of Assigned Contracts” has the meaning set forth in Section 1.05(b)(x).

“Assumed Liabilities” means all Liabilities relating to or arising out of the Business or the Purchased Assets, whether arising before, on or after the Closing Date (other than the Retained Liabilities), including: (a) all Liabilities of Seller under each Assigned Contract; (b) all Accounts Payable; (c) all amounts allocated to Purchaser under Section 1.06; (d) all real and personal property Taxes and Transfer Taxes for which Purchaser is responsible pursuant to Article 7; (e) all Liabilities allocated to Purchaser under Article 8; (f) all Liabilities arising from Actions, including all performance obligations under any product recall or any non-financial settlement relating to goods sold or services provided (whether based on product liability, infringement claims or otherwise) by the Business before, on or after the Closing Date; (g) all Liabilities relating to the ownership or condition of the tangible Purchased Assets before, on or after the Closing Date or arising from the transfer of the Purchased Assets to Purchaser or an Affiliate of Purchaser; and (h) all such Liabilities relating to or arising out of the Business or the Purchased Assets and (i) arising under Environmental Laws or (ii) relating to releases of, contamination by or exposure to Hazardous Substances, including any Liabilities relating to any matters disclosed on Section 2.15 of the Disclosure Schedule.

“Assumption Agreement” has the meaning set forth in Section 1.05(b)(vi).

“Balance Sheet” has the meaning set forth in Section 2.05(a)(i).

“Balance Sheet Date” has the meaning set forth in Section 2.05(a)(i).

“Basket” has the meaning set forth in Section 11.07(a).

“Business” means Seller’s business of developing, designing, manufacturing, marketing and selling PVC dispersion resins, blending resins and specialty suspension resins.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Mexico City, Mexico are authorized or required by Law to close.

“Claims Notice” has the meaning set forth in Section 11.04(a).

“Closing” has the meaning set forth in Section 1.05(a).

“Closing Date” has the meaning set forth in Section 1.05(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 4.02(b).

“Consent Decree” has the meaning set forth in Section 6.08.

“Contract” means any agreement, contract, commitment, letter of intent, franchise, instrument, undertaking, lease, note, mortgage, indenture, guaranty, sales or purchase order, license or arrangement, whether written or oral, and any amendments thereto.

“Covered Loss” means any and all Liabilities, claims, fines, deficiencies, damages, obligations, payments (including those arising out of any settlement, judgment or compromise relating to any Action), reasonable costs and expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys’ and accountants’ fees and any other reasonable out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Action), in each case, that are due and payable, including any of the foregoing arising under, out of or in connection with any Action, Governmental Order or award of any arbitrator of any kind, or any Law or Contract. Except to the extent actually paid to an unaffiliated Person pursuant to a Third-Party Claim, in no event will any Purchaser Indemnified Party be entitled to recover or make a claim for any amounts in respect of consequential, incidental or indirect damages, lost profits, diminutions in value or punitive damages and, in particular, no “multiple of profits” or “multiple of cash flow” or other valuation methodology will be used in calculating the amount of any Covered Losses. The amount of any Covered Loss subject to indemnification hereunder shall be calculated net of any net insurance proceeds received or receivable by the indemnitee on account of such Covered Loss.

“Data Room” means that certain virtual data room relating to the Business established by Seller through Merrill Communications, LLC as such data room existed on the Business Day immediately preceding the date of this Agreement.

“Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser prior to or concurrently with the execution and delivery of this Agreement.

“Discovery Period” has the meaning set forth in Section 11.04(b).

“Disputes” has the meaning set forth in Section 11.11.

“Domain Names” means Internet electronic addresses, domain names, uniform resource locators and alpha-numeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Drop Dead Date” has the meaning set forth in Section 10.01(e).

“Employee” means any individual who is employed by Seller primarily in the Business.

“Employee Plans” has the meaning set forth in Section 2.10(a).

“Environment” means soil, subsurface strata or sediment, surface waters, groundwater, stream sediments or ambient or indoor air.

“Environmental Law” means any Law, or Governmental Order concerning (a) the presence, release, threatened release, generation, use, manufacture, transport, treatment, storage, recycling or disposal of any Hazardous Substance, or the arrangement for any such activities, (b) the protection of the Environment or of human health or safety with respect to exposure to any Hazardous Substance.

“Equipment” has the meaning set forth in clause (a) of the definition of “Purchased Assets.”

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with Seller would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) and/or (o) of the Code.

“Excluded Assets” has the meaning set forth in Section 1.01 of the Disclosure Schedule.

“Final Working Capital” has the meaning set forth in Section 1.07.

“Final Working Capital Statement” has the meaning set forth in Section 1.07.

“Financial Statements” has the meaning set forth in Section 2.05.

“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of the United States, 15 U.S.C. Sections 78a, 78m, 78dd-1, 78dd-2, 78dd-3, and 78ff, as amended, if applicable, or any similar Law of any jurisdiction where one or more properties owned or leased by Seller or any of its subsidiaries in connection with the Business are located or where Seller or any of its subsidiaries transacts business in connection with the Business or any other jurisdiction, if applicable.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“General Enforceability Exceptions” has the meaning set forth in Section 2.02.

“Geon Trademark” means the GEON trademark, U.S. registration number 407523.

“Geon Trademark License Agreement” has the meaning set forth in Section 1.05(b)(ix).

“Governmental Authority” means any federal, state, local or foreign government (including any political or other subdivision or judicial, legislative, executive or administrative branch, agency, commission, authority or other body of any of the foregoing).

“Governmental Order” means any order, writ, judgment, injunction, decree or award entered by or with any Governmental Authority.

“Hazardous Substance” means (a) any material or substance that is listed as “hazardous” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., (b) any petroleum product, reaction product or by-product or substitutes therefor or (c) any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including asbestos or asbestos-containing materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” has the meaning set forth in Section 2.12(a).

“Independent Expert” has the meaning set forth in Section 11.11.

“Indebtedness” of any Person means and includes (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, including all Seller notes and “earn-out” payments, whether or not matured, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (d) indebtedness secured by a Lien (other than Permitted Liens) on assets or properties of such Person, (e) obligations or commitments to repay amounts advanced by and owing to third parties excluding deposits in the ordinary course of business, (f) any liability of such Person in respect of banker’s acceptances or letters of credit, (g) obligations under any interest rate, currency or other hedging agreement, (h) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (i) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (j) direct or indirect guarantees or other contingent liabilities (including so called “make-whole”, “take-or-pay” or “keep-well” agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (i) above, or (k) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (i) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect to any thereof. Indebtedness shall not, however, include (x) accounts payable to trade creditors, (y) accrued expenses arising in the ordinary course of business or (z) endorsements of negotiable instruments for collection in the ordinary course of business. Any calculation of Indebtedness shall be computed in a manner consistent with GAAP as applied in the preparation of the Financial Statements.

“Insurance Policies” has the meaning set forth in Section 2.26(a).

“Intellectual Property” means any and all of the following (in any jurisdiction): (a) patents and patent applications; (b) trademarks, service marks, trade names, brand names, trade dress, slogans, logos, Domain Names and other indicia of origin, and the goodwill symbolized by or associated with any of the foregoing; (c) inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, proprietary or confidential information, customer lists, technical information and trade secrets, copyrights, copyrightable works, and rights in databases and data collections, moral and economic rights or authors and inventors; (d) other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world; (e) registrations and applications for registration of any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, re-examinations or reissues or equivalent or counterpart thereof and (f) all tangible embodiments thereof (in whatever form or medium).

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which Seller or any of its Affiliates grants or receives any rights or interests in or to any Purchased Intellectual Property or other Intellectual Property that is used exclusively in the Business, excluding any such licenses, sublicenses and other agreements that pass with the sales of finished goods and services in the ordinary course of business which have not otherwise been reduced to writing.

“Inventory” has the meaning set forth in clause (a) of the definition of “Purchased Assets.”

“IRS” means the United States Internal Revenue Service.

“ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1-6K et seq., as amended, and the rules and regulations promulgated thereunder.

“IT Assets” means any and all computers, Software, hardware, servers, workstations, routers, hubs, switches, data communications lines, websites (including the content thereon) and all other information technology equipment and assets, including outsourcing or cloud computing arrangements.

“Knowledge” means the actual knowledge without inquiry into the matter, with respect to Seller, of any person listed in Section 12.01 of the Disclosure Schedule, and with respect to Purchaser, of any officer of Purchaser.

“Labor Agreements” mean any and all Contracts, collective bargaining agreements and other labor agreements between Seller, on the one hand, and any certified or lawfully recognized labor organization representing Employees, on the other hand.

“Land Use Covenants” and “Land Use Restrictions” shall mean those measures (including institutional and engineering controls and decrees) affecting the title and/or use of property, and obligations to maintain cover and containment structures, and to monitor and test environmental media and conditions and restrictions to protect persons from unsafe exposures to Hazardous Substances and which may be memorialized in documents of title to “run with the land” such as described in deed notices or restrictions.

“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of a Governmental Authority.

“Liability” means any direct or indirect liability, obligation, guaranty, claim, loss, damage, deficiency, cost or expense, whether relating to payment, performance or otherwise, known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

“Lien” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, restriction on use, easement, right of way or other encumbrance, restriction or limitation of any kind arising by reason of restrictions on transfers under federal, state and foreign securities Laws.

“Limited Warranty Deeds” has the meaning set forth in Section 1.05(c)(vii).

“LSRP” has the meaning set forth in Section 6.07.

“Material Adverse Effect” means a material adverse effect on the business, Purchased Assets, liabilities, condition (financial or otherwise) or results of operations of the Business, taken as a whole; provided, however, that any such effect primarily resulting or arising from or relating to any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur: (i) any conditions in the resins and related chemical industry in general or developments or changes therein; (ii) any conditions in the United States general economy or developments or changes therein; (iii) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (iv) any conditions resulting from natural disasters, (v) except as otherwise provided in this Agreement, the failure of the financial or operating performance of the Business (as distinguished from any change or event giving rise or contributing to such failure) to meet internal projections or budgets for any period prior to, on or after the date of this Agreement; (vi) any action taken or omitted to be taken by or at the request or with the consent of Purchaser; (vii) the announcement of this Agreement or the transactions contemplated hereby or (viii) changes in accounting principles; other than, with respect to clauses (i), (ii), (iii) and (vi), changes that disproportionally and adversely impact the Business relative to other companies in the PVC resins industry in which the Business operates.

“Material Contracts” has the meaning set forth in Section 2.14(a).

“Net Working Capital” means the current assets of the Business included in the Purchased Assets, minus the current liabilities of the Business included in the Assumed Liabilities, but excluding Taxes provided for in Article 7, all as determined in accordance with GAAP.

“NJDEP” means the New Jersey Department of Environmental Protection.

“Occurrence” means any accident, happening or event that is caused by any hazard or defect in manufacture, design, materials or workmanship including any failure to warn or any breach of express or implied warranties or representations with respect to a product manufactured, shipped, sold or delivered by or on behalf of Seller or any of its Affiliates in connection with the Business which results in injury or death to any Person or damage to or destruction of property (including damage to or destruction of the product itself) or other consequential damages.

“Owned Real Property” has the meaning set forth in clause (c) of the definition of “Purchased Assets.”

“Overlap Period” means with respect to the Business, any taxable year or other taxable period beginning on or before and ending after the Closing Date.

“Permits” has the meaning set forth in Section 2.09(c).

“Permitted Liens” means: (a) Liens that relate to Taxes imposed upon Seller that are not yet due and payable or that are being contested in good faith by appropriate proceedings, and may thereafter be paid without penalty; (b) Liens imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business and may thereafter be paid without penalty; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) mechanics’, carriers’, workers’, repairers’ and similar Liens imposed upon Seller arising or incurred in the ordinary course of business securing amounts that are not past due; (e) with respect to the Owned Real

Property (i) the effect of zoning, entitlement and other land use; (ii) imperfections or irregularities in title, charges, easements, survey exceptions, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property; (iii) leases, subleases, license agreements and other occupancy agreements set forth in Section 12.01(a) of the Disclosure Schedule (and copies of which have been provided to Purchaser); (iv) any utility company or Governmental Authority rights, easements or franchises for electricity, water, sanitary sewer, steam, surface water drainage, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Owned Real Property or other general easements granted to Governmental Authorities in the ordinary course of developing or operating any of the Owned Real Property; (v) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway or other matters which would be shown by a current, accurate survey or physical inspection of any of the Owned Real Property; and (vi) any matters disclosed in reports or other documents contained in the Data Room or set forth in Section 12.01(a) of the Disclosure Schedule (excluding any Liens collateralizing Indebtedness of Seller); provided, however, that in the case of clauses (e)(i) through (e)(vi), none of the foregoing would reasonably be expected to, individually or in the aggregate, materially impact the continued use of the property to which they relate in the conduct of the Business as currently conducted thereon.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Plant Services Agreement” has the meaning set forth in Section 1.05(b)(xii).

“Pre-Closing Appeals” has the meaning set forth in Section 7.03.

“Pre-Closing Period” means all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Overlap Period, the portion of such Overlap Period ending on and including the Closing Date.

“Property Tax Refunds” has the meaning set forth in Section 7.03.

“Purchase Price” has the meaning set forth in Section 1.04.

“Purchased Assets” means, collectively:

(a) All the right, title and interest of Seller in and to the following assets used primarily in the conduct of the Business and (except as otherwise indicated) located on the Owned Real Property, whether real, personal or mixed, whether or not specifically referred to herein or in any instrument of conveyance delivered pursuant hereto and whether or not such assets have any value for any accounting purposes or are carried or reflected on or referred to in the Financial Statements (other than any Excluded Assets):

(i) all inventories and supplies (including finished goods, work in process, parts, recycled material and raw material) owned by Seller and located at the Owned Real Property or in transit to the Owned Real Property as of the Closing (collectively, the “Inventory”); and

(ii) all fixed assets and tangible personal property (other than the Inventory) owned by Seller as of the Closing, including fixtures, trade fixtures, building equipment, fittings, furniture, computer hardware, office equipment, and other tangible personal property (collectively, the “Equipment”).

(b) All the right, title and interest of Seller in and to the following assets, in each case, solely to the extent that such assets are used exclusively in the conduct of the Business, whether tangible and intangible, real, personal and mixed, whether or not specifically referred to herein or in any instrument of conveyance delivered pursuant hereto and whether or not such assets have any value for any accounting purposes or are carried or reflected on or referred to in the Financial Statements (other than any Excluded Assets):

(i) all Contracts, including the Material Contracts, and the Intellectual Property Licenses (collectively, the “Assigned Contracts”);

(ii) all Intellectual Property owned by Seller (excluding the Geon Trademark), and all rights thereto to sue and collect damages for past, present and future infringements, misappropriations or other violations of such Intellectual Property, including the Intellectual Property set forth in Section 2.13(a) of the Disclosure Schedule (collectively, the “Purchased Intellectual Property”);

(iii) the IT Assets set forth in Section 12.01(b) of the Disclosure Schedule (collectively, the “Purchased IT Assets”);

(iv) all right, title and interest as of the Closing in and to the Accounts Receivable;

(v) all guarantees and warranties of third parties that relate to the ownership or operation of the Business or the Purchased Assets;

(vi) all transferable or assignable Permits;

(vii) all books, records, data, information, files and papers (including legal documents and prosecution files related to the Purchased Intellectual Property), other than any such material relating to Employee Plans or Employees who do not become Transferred Employees, whether in hard copy, electronic or computer format, subject to redaction of any sensitive information relating exclusively to other aspects of the businesses and affairs of Seller; in each case, wherever located, real, personal or mixed, tangible or intangible, as the same shall exist at the Closing, including all such assets acquired by Seller between the date of this Agreement and the Closing;

(viii) pre-paid expenses and deposits and refunds, including advances to suppliers;

(ix) sales literature, promotional literature, and other selling and advertising material used in connection with the Business, creative material, advertising, studies, reports and other printed or written materials, in each case whether in hard copy or computer format;

(x) all material certifications pertaining to product standards, which are related primarily to the Business;

(xi) all claims, defenses and rights of offset or counterclaims (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) relating to any of the Purchased Assets, Assumed Liabilities or the Business;

(xii) goodwill associated with the Business or the Purchased Assets, including rights under any confidentiality Contacts executed by any third party for the benefit of Seller in connection with the Business; and

(xiii) the amount of, and all right to, any insurance proceeds received by Seller after the date hereof in respect of any loss, destruction or condemnation of any Purchased Assets occurring prior to or after the Closing or relating to any Assumed Liabilities.

(c) All real estate parcels that are specifically listed or described in Section 2.12 of the Disclosure Schedule (collectively, the “Owned Real Property”).

“Purchased Intellectual Property” has the meaning set forth in clause (b)(ii) of the definition of “Purchased Assets.”

“Purchased IT Assets” has the meaning set forth in clause (b)(iii) of the definition of “Purchased Assets.”

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnified Parties” has the meaning set forth in Section 11.02(a).

“RAO” has the meaning set forth in Section 6.07(d).

“Recall” means a product recall, rework or post-sale warning or similar action.

“Representatives” has the meaning set forth in Section 4.02(b).

“Required Regulatory Approvals” means all consents, approvals or authorizations of, or filings with or notifications to, Governmental Authorities under the Antitrust Laws.

“Retained Liabilities” means any and all Liabilities (whether known or unknown, fixed, absolute, matured, unmatured, accrued or contingent, now existing or arising after the date hereof) of Seller or any of its Affiliates (other than the Assumed Liabilities), including all Liabilities arising under the Employee Plans and the Liabilities retained by Seller pursuant to Section 6.07(a) and Section 6.08(a).

“Schedule Supplement” has the meaning set forth in Section 6.09.

“Seller Indemnified Parties” has the meaning set forth in Section 11.03(a).

“Seller” has the meaning set forth in the Preamble.

“Software” means all software (including object code, source code, applications, websites, operating systems, interfaces, firmware, middleware and other programs) and data (including database rights, databases and compilations) in any form and all related documentation.

“Solvent” means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due in the ordinary course of business.

“Specialty Resin Supply Agreement” has the meaning set forth in Section 1.05(b)(xi).

“Target Working Capital” means $1,000,000.

“Target Working Capital Statement” means the unaudited working capital statement of the Business set forth on Section 2.05 of the Disclosure Schedule, which will be prepared in accordance with the principles, practices, methodologies and policies used in the preparation of the Financial Statements.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other similar governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, similar charges, duties, similar fees, levies or other similar governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person.

“Tax Returns” means any return, report or information return required to be filed with any Taxing Authority in connection with Taxes, and any amendment thereto.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Termination Date” has the meaning set forth in Section 10.01(b)(i).

“Termination Fee” has the meaning set forth in Section 10.03.

“Third-Party Claim” has the meaning set forth in Section 11.04.

“Tradenames and Trademarks” has the meaning set forth in Section 6.05(a).

“Transaction Agreements” means, collectively, the Assumption Agreement, the Geon Trademark License Agreement, the Bill of Sale, the Limited Warranty Deeds, the Specialty Resin Supply Agreement, the Transition Services Agreement, the Plant Services Agreement and the Assignment of Assigned Contracts.

“Transfer Taxes” has the meaning set forth in Section 7.04(a).

“Transferred Employee” has the meaning set forth in Section 8.01(a).

“Transition Services Agreement” has the meaning set forth in Section 1.05(b)(vii).

Section 12.02. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and sent by internationally recognized overnight courier service, by registered mail or by certified mail and shall be deemed given and effective (i) when received, if sent by internationally recognized overnight courier service, or (ii) upon actual receipt by the party to whom such notice is required to be given if sent by registered or certified mail. If there is a refusal of delivery, the notice or other communication shall be deemed given and effective as of the date of refusal. If the notice or other communication is unclaimed, the notice or other communication shall be deemed given and effective as of the date the notice or other communication is marked “return to sender” as unclaimed. The address for such notices and communications shall be as follows:

if to Purchaser, to:

Mexichem, S.A.B. de C.V.

Río San Javier No. 10, Col. Viveros del Río

Tlalnepantla, Estado de México, C.P. 54060

Attention: Ricardo Gutiérrez Muñoz and Antonio Carrillo Rule cc: Javier García García

with a copy to:

White & Case LLP

200 S. Biscayne Blvd., Suite 4900

Miami, Florida 33131

Attention: Emilio J. Alvarez-Farre

if to Seller, to:

PolyOne Corporation

33587 Walker Road

Avon Lake, Ohio 44012

Attention: Lisa K. Kunkle

Vice President, General Counsel and Secretary

with a copy to:

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Attention: James P. Dougherty

or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 12.03. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, Purchaser and Seller shall share the costs of any recording fees and notary fees attributable to or pertaining to the purchase or sale of the Purchased Assets as customary where such Purchased Assets are located, and Purchaser shall pay the cost of updating any existing survey or obtaining any new surveys of the Owned Real Property.

Section 12.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Notwithstanding anything to the contrary contained herein, Purchased may assign its rights and interests hereunder to any direct or indirect wholly owned subsidiary of Purchaser or to any Affiliate of which Purchaser is a direct or indirect wholly owned subsidiary.

Section 12.06. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflicts of law rules thereof.

Section 12.07. Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of New York, this being in addition to any other remedy to which such party is entitled at law or in equity (except as otherwise provided in Section 10.03). In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the courts of the State of New York (and, with respect to claims in which the exclusive subject matter jurisdiction of such claims is federal, the federal district court for the Southern District of New York located in New York County in the State of New York) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, and (d) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 12.02.

Section 12.08. Waiver of Jury Trial.

(a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 12.08.

Section 12.09. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The electronic facsimile transmission of any signed original counterpart of this Agreement shall be deemed to be the delivery of an original counterpart of this Agreement. No provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the parties hereto, their respective successors and assigns and the Purchaser Indemnified Parties and the Seller Indemnified Parties.

Section 12.10. Definitional and Interpretative Provisions. The following provisions shall be applied wherever appropriate herein: (i) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used; (ii) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (iii) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (iv) all accounting terms not specifically defined herein shall be construed in accordance with GAAP; (v) this Agreement shall be deemed to have been drafted by the parties and this Agreement shall not be construed against any party as the principal draftsperson hereof; (vi) any references herein to a particular Section, Article, or Exhibit means a Section or Article of, or an Exhibit to, this Agreement unless another agreement is specified; (vii) all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions shall, when the context requires, be considered citations to such statutes, regulations, or provisions directly or indirectly superseding such statutes, regulations, or provisions; (viii) the Exhibits and the Disclosure Schedule attached hereto are incorporated herein by reference and shall be considered part of this Agreement; (ix) the headings in this Agreement are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof; (x) unless otherwise expressly provided, wherever the consent of any person is required or permitted herein, such consent may be withheld in such person’s sole and absolute discretion; (xi) “including” means “including, without limitation”; (xii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; and (xiii) reference to “dollars” or “$” shall be deemed reference to the lawful money of the United States of America. Any capitalized terms used in any Exhibit or in the Disclosure Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, the entirety of this

Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 12.11. Entire Agreement. This Agreement, together with the Transaction Agreements, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter hereof.

Section 12.12. Disclosure Schedule. There may be included in the Disclosure Schedule and elsewhere in this Agreement items and information that are not “material,” and such inclusion shall not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Disclosures included in any Section of the Disclosure Schedule shall be considered to be made for purposes of all other Sections of the Disclosure Schedule to the extent that the relevance of any such disclosure to any other Section of the Disclosure Schedule is reasonably apparent on the face of such disclosure. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed in the Disclosure Schedule.

Section 12.13. Severability. Whenever possible, each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision or portion of any provision of this Agreement, and this Agreement will be re-formed, construed and enforced in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision or portion of any provision of this Agreement.

Section 12.14. Attorney-Client Privilege and Conflict Waiver. Jones Day has represented the Seller. All of the parties recognize the commonality of interest that exists and will continue to exist until Closing, and the parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the parties agree that (a) Purchaser shall not seek to have Jones Day disqualified from representing Seller, the Seller Indemnified Parties or any of their respective Affiliates in connection with any dispute that may arise between Seller, the Seller Indemnified Parties or any of their respective Affiliates and Purchaser in connection with this Agreement, the other Transaction Agreements or the transactions contemplated hereby and thereby and (b) in connection with any such dispute that may arise between Seller, the Seller Indemnified Parties or any of their respective Affiliates and Purchaser, Seller, the Seller Indemnified Parties or their respective Affiliates involved in such dispute (and not the Purchaser) will have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between any Transferred Employees and Jones Day that occurred before the Closing.

[SIGNATURE PAGE FOLLOWS THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PURCHASER: MEXICHEM SPECIALTY RESINS INC.

By:	/s/ Ricardo Gutiérrez Muñoz
Name: Ricardo Gutiérrez Muñoz Title: Director

SELLER: POLYONE CORPORATION

By:	/s/ Robert M. Rosenau
Name: Robert M. Rosenau Title: Sr. Vice President, President of PP&S